As filed with the Securities and Exchange Commission on January __, 2021

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

OMNI DIVERSIFIED FUND II, LLC

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

5260 Merrick Road

Massapequa, New York 11758

(516) 798-1100

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Copy to:

Erik Weingold, Esq.

Christine Lachnicht, Esq.

Weingold Law, PLLC

50 Main Street, Suite 1000

White Plains, NY 10606

PART II — OFFERING CIRCULAR

The information in this preliminary offering circular is not complete and may be changed. These securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY __, 2021

PRELIMINARY OFFERING CIRCULAR

OMNI DIVERSIFIED FUND II, LLC

5260 Merrick Road

Massapequa, New York 11758

(516) 798-1100

Up to $50,000,000 AGGREGATE AMOUNT 9% PROMISSORY NOTES

5,000 UNITS OFFERED

Offering Price: $10,000 Per Unit   Minimum Subscription: One Unit

Omni Diversified Fund II, LLC, a Delaware limited liability company (the “Company” or “we”) are an early-stage company that will make investments directly or indirectly primarily in several diverse areas: (a) mining and precious metals, (b) residential, mixed-use and commercial real estate, and (c) merchant cash advances.

The offering will commence as soon as this Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”) and shall remain open to new and existing investors until terminated in the Manager’s sole discretion. This Offering is not a mutual fund or other entity registered under the Investment Company Act of 1940 and therefore, Investors will not be afforded those regulatory protections set forth in the Act. The Company will offer and sell on a continuous, best efforts basis up to an aggregate of $50,000,000 in units (the “Units”) of the securities of at an offering price of $10,000 per Unit for an aggregate offering price of $50,000,000 (the “Offering”). Each Unit will consist of one $10,000 principal amount 6-month auto-renew 9% promissory note. Each promissory note is an unsecured debt security with a principal amount face value of $10,000 with a 9% annualized interest rate that matures in 6 months subject to automatic renewal and extension for subsequent 6-month terms unless and until the holder provides prior written notice of his/her/its intent not renew (the “Notes”) (see “OFFERING CIRCULAR SUMMARY—INTEREST” below). The minimum subscription by an investor is one Unit ($10,000 minimum investment).

The Offering will be made on “best-efforts” continuous basis as provided by Rule 251(d)(3)(i)(F) of Regulation A. There can be no assurance that all of the Units offered will be subscribed for.

The minimum subscription by an investor is one Unit, which is a $10,000 investment. The Company reserves the right in its sole discretion to sell fractionalized Units and/or Notes, and may also accept investments of less than one Unit.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 12 of this offering circular about the risks you should consider before investing.

Price Paid byProceeds to

Investorsthe Company(1)

Per Unit$      10,000.00$       10,000.00

Maximum Offering$50,000,000.00$50,000,000.00

(1)Before deducting offering expenses payable by the Company, estimated to be up to $75,000, and, in the event the Company elects to retain a qualified placement agent, excluding potential commissions paid to such placement agent in accordance with federal securities law and the securities law of the various states, including but not limited to the issuance of warrants and/or other securities of the Company as part of such commissions, subject to applicable securities laws and this Offering Circular.

(2)There is no minimum or amount for this offering. The maximum amount is $50,000,000 in any 12 month period.

GENERALLY, YOUR AGGREGATE INVESTMENT IN ANY PARTICULAR OFFERING MAY NOT EXCEED MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C). FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO HTTP://WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” on page 12.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The approximate date of the proposed sale of the Units to accredited and non-accredited investors is as soon as practicable after the offering is qualified by the Commission. This offering circular follows the disclosure format of Part II of Form 1-A pursuant to the general instructions of Part II (a)(1)(i) of Form 1-A.

The date of this Preliminary Offering Circular is January __, 2021, subject to completion.

IMPORTANT NOTICES TO INVESTORS

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC. Periodically, as we make material investments, update our capital contribution amount, or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “ADDITIONAL INFORMATION” for more details.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

NASAA UNIFORM LEGEND:

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED 'BLUE SKY' LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

TABLE OF CONTENTS

IMPORTANT NOTICES TO INVESTORS4

NASAA UNIFORM LEGEND:5

NOTICE TO FOREIGN INVESTORS5

IMPORTANT INFORMATION REGARDING THIS OFFERING CIRCULAR7

SUMMARY OF THE OFFERING8

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUP ACT12

RISK FACTORS12

FORWARD-LOOKING STATEMENTS34

PLAN OF DISTRIBUTION35

USE OF PROCEEDS37

DESCRIPTION OF THE BUSINESS38

DESCRIPTION OF THE COMPANY’S PROPERTY40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS40

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES41

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS42

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS42

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS42

SECURITIES BEING OFFERED43

TAX TREATMENT OF COMPANY AND ITS GROWTH SUBSIDIARIES44

SUMMARY OF OPERATING AGREEMENT45

LEGAL PROCEEDINGS46

OFFERING PRICE FACTORS47

OTHER MATTERS47

ADDITIONAL INFORMATION47

INDEX TO FINANCIAL STATEMENTS OF OMNI DIVERSIFIED FUND II, LLC49

IMPORTANT INFORMATION REGARDING THIS OFFERING CIRCULAR

This Offering Circular has been prepared solely for the benefit of authorized persons interested in the offering. This Offering Circular does not constitute an offer or solicitation to any person except those particular persons who satisfy the suitability standards described herein.

This Offering Circular is part of an offering statement that has been filed with the SEC, using a continuous offering process. Periodically, as the Company makes material investments, or have other material developments, the Company will provide an Offering Circular Supplement that may add, update or change information contained in this Offering Circular. Any statement made in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The offering statement filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular Supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that the Company will file periodically with the SEC. See the section entitled “ADDITIONAL INFORMATION” below for more details.

There is no public market for the Units, and none is expected to develop in the future. Sums invested are also subject to restrictions upon withdrawal and transfer, and the investments offered hereby should be purchased only by investors who have no need for liquidity in their investment.

Non-U.S. investors have certain restrictions on resale and hedging under Regulation S of the Act. Distributions under this offering might result in a tax liability for the non-U.S. investors. Each prospective investor is urged to consult his, her or its own tax advisor or pension consultant to determine his, her or its tax liability.

No person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Offering Circular, and any such information or representations should not be relied upon. Any prospective purchaser of Units who receives any such information or representations should contact the Manager immediately to determine the accuracy of such information. Neither the delivery of this Offering Circular nor any sale hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or in the information set forth herein since the date hereof.

Prospective investors should not regard the contents of this Offering Circular or any other communication from the Company as a substitute for careful and independent tax and financial planning. Each prospective investor is encouraged to consult with his, her, or its own independent legal counsel, accountant and other professionals with respect to the legal and tax aspects of this investment and with specific reference to his, her, or its own tax situation, prior to investing.

The purchase of Units by an individual retirement account (“IRA”), Keogh plan or other qualified retirement plan involves special tax risks and other considerations that should be carefully considered. Income earned by qualified plans as a result of an investment in the Company may be subject to federal income taxes, even though such plans are otherwise tax exempt.

The Units are offered subject to prior sale, acceptance of an offer to purchase, and to withdrawal or cancellation of the offering without notice. The Manager reserves the right to reject any investment in whole or in part.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

SUMMARY OF THE OFFERING

The terms “the “Company,” “us,” “our” and “we,” as used in this Offering Circular, refer to Omni Diversified Fund II, LLC, a Delaware limited liability company.

You should rely only on the information contained in this Offering Circular. The Company has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Company is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Offering Circular is accurate as of the date on the front cover of this Offering Circular only. The Company’s business, financial condition, results of operations and prospects may have changed since that date.

The following term sheet summarizes the basic terms and conditions on which the Company proposes to sell the Units to certain select investors in an exempt offering, subject to documentation in definitive subscription agreements and to completion of all appropriate due diligence investigations. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and in the documents relating to this transaction, including, without limitation, the Company’s certificate of formation, limited liability company operating agreement, and the subscription agreement for the Units.

The Business:The Company is an early stage company that will operate a private equity investment fund (the “Fund”). The objective will be to make diversified investments directly or indirectly primarily in several areas: (a) mining and precious metals, (b) residential, mixed-use and commercial real estate, and (c) merchant cash advances.

The Company:The Company was organized on May 21, 2020, as a Delaware limited liability company. The Company has generally been involved in limited activities, including organizational activities and fundraising since its formation. Accordingly, we have a limited operating history upon which you may evaluate our business and prospects. The Company’s headquarters is located at 5260 Merrick Road, Massapequa, NY 11758; telephone: (516) 798-1100.

The Manager:Omni Diversified Fund II Manager LLC (the “Manager”) was formed on May 21, 2020, as a Delaware limited liability company and will be the sole manager of the Fund. The Manager will be responsible for the overall management of the Company and will make all investment decisions in its sole discretion on behalf of the Company. The Manager shall determine whether or not to accept any potential investor (otherwise eligible to become a member) as a member of the Company or as a holder of the Units, as the case may be, in its sole discretion.

Size of Offering:The Company is offering up to 5,000 units (the “Units”) of its securities at an offering price of $10,000 per Unit for an aggregate offering price of $50,000,000 (the “Offering”). Each Unit will consist of one (1)$10,000 face amount 6-month auto-renewable 9% promissory note (the “Notes”). Each Note is an unsecured debt security with a face value of $10,000 that accrues interest at a 9% annualized interest rate and that matures in 6 months subject to automatic renewal and extension for subsequent 6-month terms unless and until the holder provides prior written notice of their intent not renew. The minimum subscription by an investor is one Unit ($10,000 minimum investment). The Company reserves the right, in its sole discretion, to sell fractionalized Units and/or Notes, and may also accept investments of less than one Unit. There is no minimum aggregate amount of subscriptions that is required for the initial acceptance of subscriptions and there is no offering escrow.

Price Per Unit:$10,000 (comprised of one $10,000 Note per Unit).

Maturity Date:Each Note issued will mature 6 months after the date on which the Company executes a Notice of Acceptance (defined below) in connection with such issued Note(s), subject to automatic renewal and extension for subsequent 6-month terms unless and until the holder provides prior written notice of his/her/its intent not renew (“Maturity Date”). See “Acceptance” below.

Acceptance:The Notes will begin to accrue interest from the date (“Date of Acceptance”) on which the Company executes a notice of acceptance (“Notice of Acceptance”) in connection with each such respective investor’s subscription payment. Execution of the Notice of Acceptance must occur within 30 days of each such respective subscription payment or else such subscription payment will be deemed rejected by the Company and subsequently returned to the investor.

Interest:The holders of the Notes will be entitled to receive simple interest at an annualized rate of 9% on the outstanding principal amount per Note held by each such respective investor, payable on a monthly basis whenever funds are legally available and when and as declared by the Company. Interest shall accrue from the Date of Acceptance. The entire principal shall be due and payable to the investor no later than the Maturity Date.

We intend to make payments under the Notes as follows:

(a)Monthly interest payments only.

(b)Upon Maturity Date, repayment of outstanding principal.

Interest on the Notes will be computed on a basis of a 360-day year comprised of twelve 30-day months. Interest will begin to accrue on the tenth (10th) day or twenty-fifth (25th) day of each month depending upon the Date of Acceptance (i.e. the date on which payment for the Note was received, processed and accepted by the Company).

If the Date of Acceptance occurs on the sixteenth (16th) day of the month through the last day of the month, interest will begin to accrue on the tenth (10th) day of the following month and payments of interest only will be due and payable on the seventeenth (17th) day of the following month and each month thereafter until maturity. For example, if the Date of Acceptance for a completed subscription of $100,000 is February 22nd, interest would begin to accrue on March 10th and the payment of interest would be due and payable on April 17th.

If the Date of Acceptance occurs from the first (1st) day of the month through the fifteenth (15th) day of the month, interest will begin to accrue on the twenty-fifth (25th) day of such month and payment of interest only will be due and payable on the second (2nd) day of the following second month and each month thereafter until maturity. For example, if the Date of Acceptance for a completed subscription for $100,000 on February 10th, interest would begin to accrue on February 25th and the payment of interest would be due and payable on April 2nd.

The Company may at any time or from time to time make a voluntary prepayment, plus any accrued interest at a prorated rate, whether in full or in part, of the Notes, without premium or penalty. No interest shall accrue past the date of a pre-payment in full of any such Note.

Security:The Notes will be unsecured debt securities.

No Redemption:The Notes may not be redeemed by the holders.

Use of Proceeds:We intend to use the net proceeds from the sale of the Units for (a) direct or indirect investments in in the following areas (i) mining and precious metals, (ii) residential, mixed-use and commercial real estate, and (iii) merchant cash advances; (b) general and administrative expense; (c) working capital requirements; and (d) other general corporate purposes, with broad discretion by the management of the

Company (see “USE OF PROCEEDS” below).

Company

Capitalization:The following table sets forth the consolidated capitalization of the Company as of December 31, 2020, and as adjusted to give retroactive effect to the issuance and sale of the maximum number of Units offered hereby. See the “SECURITIES BEING OFFERED” section below.

Securities Authorized	Membership Interests Outstanding Prior to Offering	Membership Interests Outstanding, as Adjusted for Maximum Subscription
Membership Interests	100	100

Ownership in

The Company:This table sets forth, as December 31, 2020, the beneficial ownership of the Company’s membership interests: (a) by managers and officers of the Company, (b) by persons who own 5% or more of such securities, and (c) by the managers and officers as a group. The total aggregate number of issued and outstanding membership interests prior to this Offering is 100. No membership interests are being offered in this Offering.

	Membership Interests	Percentage Prior to Offering	Percentage After Offering
Omni Diversified Fund II Manager LLC(1)	100	100%	100%
Vincent J. Camarda(2)	0	0%	0%
James E. McArthur(3)	0	0%	0%
All Managers and Officers as a group.	100	100%	100%

(1)Sole Manager.

(2)Vincent J. Camarda is the Chief Executive Officer of the Company and a managing member of the Manager who holds a 90% equity ownership interest in the Manager.

(3)James E. McArthur is the President of the Company and a managing member of the Manager who holds a 10% equity ownership interest in the Manager.

The Manager(s)

and Voting Rights:The Company is a manager-managed limited liability company. The members of the Company, in their capacity as members, have no authority to govern the affairs of the Company other than to vote to elect and remove Manager. The Company is not offering any membership interests in this Offering, and investors who purchase the Units will have no equity interest in the Company and will not be members of the Company. Accordingly, investors in this Offering will have no voting or governance rights whatsoever, and no ability to elect or remove the Manager.

Proposed Plan

Of Distribution: The Offering will be conducted by the Company on a best-efforts basis through its Managers and/or officers, none of whom will be entitled to any commission or other special consideration for their selling efforts. The Company may elect, at its discretion, to engage the services of a qualified broker-dealer(s) or outside salesperson(s) in connection with the Offering, subject to applicable securities laws. There is no minimum amount required to be subscribed in this Offering. In compliance with Rule 253 (e) of Regulation A, the Manager will revise this Offering Statement during the course of the Offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide updated financial statements and shall be filed as an exhibit to the Offering Statement and be requalified under Rule 252. As of today, an explanation note has been provided in lieu of financial statements, per Securities and Exchange Commission (SEC).

Investor Suitability

Requirements:An investment in the Units and the underlying securities involves a high degree of risk and is suitable only for investors who have no need for liquidity of investment and understand and can afford the high financial risks of such investment. It is expected that the Company will accept subscriptions for the Units only from investors who are familiar with the Company and/or its principals prior to the commencement of the Offering.

Subscription Period:The Units are being offered until the Offering is fully subscribed. The Company, in its sole discretion, may terminate this Offering prior to full subscription without notice.

Depository Account:All payments received on account of subscriptions from subscribing investors will be held in one or more Company depository accounts, pending receipt and acceptance by the Company of subscription payments. All proceeds received by the Company from subscribers for the Units offered hereby will be deposited into one or more non-interest bearing accounts.

Subscription

Agreement:The Units investment will be made pursuant to a subscription agreement (“Subscription Agreement”) between the Company and each investor, which agreement will contain, among other things, certain representations, warranties and covenants of the investor.

Risks:See “RISK FACTORS” and the other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in the Units.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUP ACT

Omni Diversified Fund II, LLC is an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. Our company would lose its emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure if this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404 (b) of Sarbanes Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934, under Section 404(b). Omni Diversified Fund II, LLC (our Company) is now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer (forthcoming). We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives as long as we continue to operate as an emerging growth company.

The Company hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

•The end of the fiscal year in which our annual revenues exceed $1 billion.

•The end of the fiscal year in which the fifth anniversary of our IPO occurred.

•The date on which we have, during the previous three year period, issued more than $1billion to nonconvertible debt.

•The date on which we qualify as a large accelerated filer.

RISK FACTORS

An investment in the Company’s securities involves substantial risk. Prospective investors should consider carefully the factors referred to below as well as others associated with their investment. In addition, this Offering Circular contains forward-looking statements regarding future events and the future financial performance of the Company that involve significant risks and uncertainties. Investors are cautioned that such statements are predictions and beliefs of the Company, and the Company's actual results may differ materially from those discussed herein. The discussion below includes some of the material risk factors that could cause future results to differ from those described or implied in the forward-looking statements and other information appearing elsewhere in this Offering Circular. If any of the following risks, or any additional risks and uncertainties not listed below and not presently known to us, actually occur, our business could be harmed or fail. In such case, you may lose all or part of your investment.

Additionally, the risks and uncertainties described in this Offering Circular are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Furthermore, the on-going global pandemic related to COVID-19 may amplify many of the risks discussed below to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not consider to present significant risk. Therefore, we are unable to estimate the extent to which the pandemic and its related impacts will adversely affect our business, financial condition and results of operations.

The following risk factors, in addition to those discussed elsewhere in this Offering Circular, should be carefully considered when evaluating the Company as an investment opportunity.

General Risks Associated with an Early Stage Company

We have a limited operating history upon which you may evaluate us. The Company was formed on May 21, 2020, as a Delaware limited liability company. The Company has a limited operating history upon which you may evaluate our business and prospects. We have already begun limited operations. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” below. Our business and prospects must be considered in light of the risk, expense, and difficulties frequently encountered by companies in early stages of development, particularly companies in highly competitive and evolving markets. If we are unable to effectively allocate our resources, our business operating results and financial condition would be adversely affected and we may be unable to execute our business plan, and our business could fail.

If the Company were deemed an “investment company” under the U.S. Investment Company Act, applicable restrictions could make it impractical for the Company to continue its respective businesses as contemplated and could have a material adverse effect on the Company's businesses and prospects. We do not believe that we are an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), because the nature of our assets and the sources of our income exclude us from the definition of an investment company under the Investment Company Act and we are primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed requirements for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. The Company intends to conduct its operations so that the Company will not be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause the Company to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on its capital structure, ability to transact business with affiliates (including subsidiaries) and ability to compensate key employees, could make it impractical for the Company to continue its business as currently conducted, impair the agreements and arrangements between and among it, its subsidiaries and its senior personnel, or any combination thereof, and materially adversely affect its business, financial condition and results of operations. Accordingly, the Company may be required to limit the amount of investments that it makes as a principal or otherwise conduct its business in a manner that does not subject the Company to the registration and other requirements of the Investment Company Act.

Our success is dependent on our management and key personnel. We believe that our success will depend on the continued expertise of Vincent J. Camarda, the Company’s Chief Executive Officer; and James E. McArthur, the Company’s President. Messrs. Camarda and McArthur are also the owners of the Company’s sole Manager, Omni Diversified Fund II Manager LLC. Moreover, there could be adverse consequences to the Company in the event that any of our senior management ceases to be available to the Company. The success of the Company is therefore expected to be significantly dependent upon the expertise and efforts of these individuals. Our success may also depend on the assistance of advisors. If any of our senior management, or any of our advisors, if any, were unable or unwilling to continue in their positions, our business and operations could be disrupted or fail.

Management has broad discretion as to the use of proceeds. The net proceeds from this Offering will be used for the purposes described under “USE OF PROCEEDS.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated, which it deems to be in the best interests of the Company and its stakeholders in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this Offering. Investors for the Units offered hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

Management has voting control of the Company. The Company is a manager-managed limited liability company. The members of the Company, in their capacity as members, have no authority to govern the affairs of the Company, and only limited voting rights to elect and remove the Manager in accordance with the provisions of the Company’s Operating Agreement. The Manager of the Company is already in place, and it presently holds all of the membership securities in the Company and expects to continue to hold such interests after the Offering. Investors in this Offering are not being offered membership interests and accordingly are not members of the Company and have no governance or voting authority or rights.

Actual results of operations will vary from the Company’s projections. Management has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon a presumed financial performance of the Company’s business and other factors influencing our business. The projections are based on management’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by any independent accountants. Any projected financial results prepared by or on behalf of the Company have not been independently reviewed, analyzed, or otherwise passed upon. Such “forward-looking” statements are based on various assumptions, which assumptions may prove to be incorrect. Such assumptions include but are not limited to (a) anticipated results of our investments, (b) anticipated costs associated with our anticipated investment transactions, and (c) identification of appropriate investment opportunities. Some assumptions upon which the projections are based, however, invariably will not materialize due the inevitable occurrence of unanticipated events and circumstances beyond our control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, acts of God, unforeseen regulatory changes, the entry of additional competitors into our target market, the terms and conditions of future capitalization, and other risks inherent to our business. Accordingly, there can be no assurance that such projections, assumptions, and statements will accurately predict future events or actual performance. Any projections of cash flow should be considered speculative and are qualified in their entirety by the assumptions, information and risks disclosed in this Offering Circular. Investors are advised to consult with their own independent tax and business advisors concerning the validity and reasonableness of the factual, accounting and tax assumptions. No representations or warranties whatsoever are made by the Company, its affiliates or any other person or entity as to the future profitability of the Company or the results of making an investment in the Units.

We may not effectively manage growth. The anticipated growth of the Company’s business will result in a corresponding growth in the demands on the Company’s management and its operating infrastructure and internal controls. While we are planning for managed growth, any future growth may strain management resources and operational, financial, human and management information systems, which may not be adequate to support the Company’s operations and will require the Company to develop further management systems and procedures. There can be no guarantee that the Company will be able to develop such systems or procedures effectively on a timely basis. The failure to do so could have a material adverse effect upon the Company’s business, operating results and financial condition.

Our efficiency may be limited while our current employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us. There is intense competition for qualified personnel in the area of the Company’s activities, and there can be no assurance that the Company will be able to attract and retain qualified personnel necessary for the development of our business.

In addition, there is a risk of a conflict of interest between the interests of our management and key technical personnel, and the interests of the Company, as well as their interests in other potential unrelated activities. If such conflicts arise, this could have a material adverse impact on the Company’s business.

The Company may not be able to compete effectively with competitors. The Company will compete with other companies for investment opportunities. Many, if not all, of these competitors have greater financial, marketing, and other resources than the Company, and may be able to attract investment partners more effectively. Consequently, such competitors may be in a better position than the Company to take advantage of business opportunities.

Increased IT security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions and services. Increased global IT security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. While we intend to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems, and maintenance of backup and protective systems, our systems, networks, products, solutions and services remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromising of confidential information, improper use of our systems and networks, manipulation and destruction of data, downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.

There may be unanticipated obstacles to the execution of the Company’s business plan. The Company’s business plans may change significantly. Our business plan is capital intensive. We believe that our chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our management reserves the right to make significant modifications to its stated strategies depending on future events.

General Risks Associated with the Minerals Mining Industry

The Company intends to acquire and/or invest in other companies that operate in the mining industry. Such businesses are subject to various risks associated with their industry. If any one or more of such businesses in which we invest fail to produce the results expected, we could experience losses, which could result in a partial or total loss for our investors in this Offering. Any such risk attributable to each such businesses could result in a corresponding material adverse effect on our financial condition and results of operation. Moreover, certain risks related to environmental and/or other regulatory rules or law that may impact a business in the mining industry may also impact the Company as an affiliate or parent of such business. Below are some of the risks attributable to the businesses in which we plan to invest.

Mineralized material calculations at the Company's projects are only estimates and are based principally on historic data and the judgment of the persons preparing the estimates. The Company's calculation of the mineralized material at its projects is only an estimate and depends on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which might prove to be materially inaccurate. We have obtained reliable data from the industrial production of samples. If there is any deviation in the actual production, the board of directors will adjust the production and find out the most optimized way to process. There is a degree of uncertainty attributable to the calculation of mineralized material. Until mineralized material is actually mined and processed, the quantity of metal and grades must be considered as estimates only and no assurance can be given that the indicated levels of metals will be produced. In making determinations about whether to advance any of the Company's projects to development, the Company must rely upon estimated calculations for the mineralized material and grades of mineralization on its properties. The Company's current estimates at its projects are mainly based on historical drilling and on data compiled by previous owners of the projects that cannot be completely verified due to the lack of access to the historically mined areas and the lack of quality assurance and quality control information on the historic assays.

Estimating mineralized material is a subjective process that is partially dependent upon the judgment of the persons preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, statistical analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available.

Estimated mineralized material may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineralized material estimates. The extent to which mineralized material may ultimately be reclassified as mineral reserves is dependent upon the demonstration of their profitable recovery. Any material changes in volume and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital. The Company cannot provide assurance that mineralization can be mined or processed profitably.

The Company's mineralized material estimates has been determined and valued based on assumed future metal prices, cut-off grades and operating costs that may prove to be inaccurate. In addition, such estimates are based on previous resource and reserve statements prepared by third parties that were made available to the Company at the time the Company acquired the relevant mines. Extended declines in the market price for gold or platinum may render portions of the Company's mineralization uneconomic and result in reduced reported volume and grades, which in turn could have a material adverse effect on the Company's business, financial condition, results of operations and future prospects.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure. Investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration program for an investment do not reveal viable commercial mineralization, we may decide to abandon our interest in such claim and acquire new claims for new exploration. The acquisition of additional claims or investments therein will be dependent upon our possessing sufficient capital resources to purchase such claims and/or investments. If we do not have sufficient capital resources and are unable to obtain sufficient financing, we may be forced to abandon our operations.

The Company may be subject to all of the risks associated with establishing new mining operations. If the Company invests in new mining operations, such mineral projects will require obtaining permits and financing, and the construction and operation of mines, processing plants and related infrastructure. As a result, the Company will be subject to all of the risks associated with establishing new mining operations, including:

•The timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

•The availability and cost of skilled labor, mining equipment and principal supplies needed for operations, including explosives, fuels, chemical reagents, water, power, equipment parts and lubricants;

•The availability and cost of appropriate smelting and refining arrangements;

•The need to obtain necessary environmental and other governmental approvals and permits and the timing of the receipt of those approvals and permits;

•The availability of funds to finance construction and development activities;

•Industrial accidents;

•Mine failures, shaft failures or equipment failures;

•Natural phenomena such as inclement weather conditions, floods, droughts, rock slides and seismic activity;

•Unusual or unexpected geological and metallurgic conditions;

•Exchange rate and commodity price fluctuations;

•High rates of inflation;

•Potential opposition from non-governmental organizations, environmental groups or local groups, which may delay or prevent development activities; and

•Restrictions or regulations imposed by governmental or regulatory authorities.

The costs, timing and complexities of developing the Company's projects may be greater than anticipated. Cost estimates may increase significantly as more detailed engineering work is completed on a project. It is common in mining operations to experience unexpected costs, problems and delays during construction, development and mine start-up. In addition, the cost of producing gold-bearing concentrates that are of acceptable quality to smelters may be significantly higher than expected. The Company may encounter higher than acceptable contaminants in its concentrates, such as arsenic, antimony, mercury, copper, iron, selenium or other contaminants that, when present in high concentrations, can result in penalties or outright rejection of the metals concentrates by the smelters. If any of these risks materialize, it could have a material adverse effect on the Company's business, financial condition, results of operations and future prospects. Accordingly, the Company cannot provide assurances that its activities will result in profitable mining operations at the Company's mineral properties.

We face significant competition in the mineral exploration industry. We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do. Due to our weaker competitive position, we may have greater difficulty in hiring and retaining qualified personnel to conduct our planned exploration activities, which could cause delays in our exploration programs. In addition, there is significant competition for a limited number of mineral properties. Due to our weaker financial position, we may be unable to acquire rights to new mineral properties on a continuing basis.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business. The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including, without limitation, pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral properties, we will be subject to compliance with government regulations that may increase the anticipated cost of our exploration program. There are several governmental regulations that materially restrict mineral exploration. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•Water discharge will have to meet drinking water standards;

•Dust generation will have to be minimal or otherwise re-mediated;

•Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

•An assessment of all material to be left on the surface will need to be environmentally benign;

•Ground water will have to be monitored for any potential contaminants;

•The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

•There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Climate change and related regulatory responses may impact our business. Climate change as a result of emissions of greenhouse gases is a significant topic of discussion. It is impracticable to predict with any certainty the impact of climate change on our business or the regulatory responses to it, although we recognize that they could be significant. The most direct impact is likely to be an increase in energy costs, which would increase our operating costs, primarily through increased utility and transportations costs. In addition, many of our customers operate in the manufacturing industry. Any restrictions or penalties imposed under a cap and trade system might significantly impact their operations, which in turn, would adversely affect their demand for our products. However, it is too soon for us to predict with any certainty the ultimate impact, either directionally or quantitatively, of climate change and related regulatory responses.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations. Metal prices are determined by such factors as expectations for inflation, the strength of the U.S. Dollar, the Chinese Yuan, global and regional supply and demand, and political and economic conditions and production costs in metals producing regions of the world. The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as lead, zinc, copper, silver, gold or uranium are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, it may not be economical for us to continue operations and investors could lose their entire investment.

Expansion of our business may place a significant strain on our management and operational infrastructure and impede our ability to meet any increased demand for our products. Our business plan is to significantly grow our operations by meeting the anticipated growth in demand for existing products and by introducing new product offerings. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. Our business growth also presents numerous risks and challenges, including: Our ability to successfully and rapidly expand sales to potential customers in response to increasing demand; The costs associated with such growth, which are difficult to quantify, but could be significant; and the costs associated with developing new products to keep pace with rapid technological changes. To accommodate the growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage existing and additional employees. Funding may not be available in a sufficient amount or on favorable terms, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

The Company's insurance may not provide adequate coverage. The Company's business and operations are subject to a number of risks and hazards including, but not limited to, adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground control problems, cave-ins, changes in the regulatory environment, metallurgical and other processing problems, mechanical equipment failure, facility performance problems, fires and natural phenomena such as inclement weather conditions, floods and earthquakes. These risks could result in damage to, or destruction of, the Company's mineral properties or production facilities, personal injury or death, environmental damage, delays in exploration, mining or processing, increased production costs, asset write downs, monetary losses and legal liability.

The Company's property and liability insurance may not provide sufficient coverage for losses related to these or other hazards. Insurance against certain risks, including those related to environmental matters or other hazards resulting from exploration and production, is generally not available to the Company or to other companies within the mining industry. The Company's current insurance coverage may not continue to be available at economically feasible premiums, or at all. In addition, the Company does not carry business interruption insurance relating to its properties. Accordingly, delays in returning to any future production could produce near-term severe impact to the Company's business. Any losses from these events may cause the Company to incur significant costs that could have a material adverse effect on the Company's business, financial condition, results of operations and future prospects.

Risks Associated with the Precious Metals Mining Industry

The volatility of precious metal prices may negatively affect our potential earnings. The Company earnings will be directly affected by the prices of precious metals. Demand for precious metals can be influenced by economic conditions, including worldwide production, attractiveness as an investment vehicle, the relative strength of the U.S. dollar and local investment currencies, interest rates, exchange rates, inflation and political stability. The aggregate effect of these factors is not within the Company’s control and is impossible to predict with accuracy. The price of precious metals has on occasion been subject to very rapid short-term changes due to speculative activities. Downward fluctuations in precious metal prices may adversely affect the value of any discoveries made at the sites with which the Company’s investments are involved. If the market prices for these precious metals fall below the mining and development costs incurred to produce such precious metals, the investments in such mining operations in which the Company makes its investments may be partially or completely lost.

Mining and exploration companies in which the Company invests may not generate any revenue. The Company’s success depends on the success of our exploration programs and their development of a cost-effective process for recovering precious metals and iron extracted from the mineralized materials at the exploration site. The mining and exploration companies in which we invest may not have established proven or probable mineral deposits at their respective sites. Even if exploration leads to a valuable deposit, it might take several years for us to enter into an agreement for sale or joint venture development of the site. During that time, depending on economic conditions and the underlying market values of the precious metals that may be recovered, it might become financially or economically unfeasible to extract the minerals at the site.

The nature of mineral exploration is inherently risky, and the mining and exploration companies in which the Company invests may not ever discover marketable amounts of precious minerals. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Most exploration programs fail to result in the discovery of economically feasible mineralization. The mining and exploration of the companies in which the Company invests efforts are subject to the operating hazards and risks common to the industry, such as:

•Economically insufficient mineralized materials;

•Decrease in values due to lower metal prices;

•Fluctuations in production cost that may make mining uneconomical;

•Unanticipated variations in grade and other geologic problems;

•Unusual or unexpected formations;

•Difficult surface conditions;

•Metallurgical and other processing problems;

•Environmental hazards;

•Water conditions; and

•Government regulations.

Any of these risks can adversely affect the feasibility of development of the mining and exploration production quantities and rates, and costs and expenditures of the companies in which the Company invests. Mining and exploration companies in which the Company invests currently has no insurance to guard against any of these risks. If they determine that capitalized costs associated with their mining operations are likely not to be recovered, a write-down of their investment would be necessary. All of these factors may result in unrecoverable losses or cause them and the Company to incur potential liabilities, which could have a material adverse effect on both them and the Company’s financial position.

The effect of these factors cannot be accurately predicted, and the combination of any of these factors may prevent mining and exploration companies in which the Company invests from selling or otherwise developing their mining site and receiving an adequate return on their invested capital.

The materials held by mining and exploration companies in which the Company invests are subject to loss, damage, theft or restriction on access. Mining and exploration companies in which the Company invests have significant quantities of high-value precious metals on site, at third-party depositories and in transit. There is a risk that part or all of the precious metals held by mining and exploration companies in which the Company invests, whether on its own behalf or on behalf of its customers, could be lost, damaged or stolen. In addition, access to the precious metals could be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Although mining and exploration companies in which the Company invests maintain insurance on terms and conditions that they consider appropriate, they may not have adequate sources of recovery if their precious metals inventory is lost, damaged, stolen or destroyed, and recovery may be limited. Among other things, their insurance policies exclude coverage in the event of loss as a result of terrorist attacks or civil unrest.

The Precious Metals industry is subject to the risk of fraud and counterfeiting. The precious metals industry is exposed to the risk of loss as a result of “materials fraud” in its various forms. The mining and exploration companies in which the Company invests seek to minimize their exposure to this type of fraud through a number of means, including third-party authentication and verification, reliance on their internal experts and the establishment of procedures designed to detect fraud. However, there can be no assurance that they will be successful in preventing or identifying this type of fraud, or in obtaining redress in the event such fraud is detected.

The Precious Metals industry is influenced by political conditions and world events. The precious metals industry is especially subject to global political conditions and world events. Precious metals are viewed by some as a secure financial investment in times of political upheaval or unrest, particularly in developing economies, which may drive up pricing. The volatility of the commodity prices for precious metals is also likely to increase in politically uncertain times. Conversely, during periods of relative international calm precious metal volatility is likely to decrease, along with demand, and the prices of precious metals may retreat. Because the mining and exploration companies in which the Company invests is dependent on the volatility and pricing of precious metals, they are likely to be influenced by world events more than businesses in other economic sectors.

The Precious Metals industry is highly competitive. The business of buying and selling precious metals is global and highly competitive. The mining and exploration companies in which the Company invests competes with precious metals trading firms and banks throughout North America, Europe and elsewhere in the world, some of whom have greater financial and other resources, and greater name recognition, than the mining and exploration companies in which the Company makes its investments. Given the global reach of the precious metals trading business, the absence of intellectual property protections and the availability of numerous, evolving platforms for trading in precious metals, The Company cannot assure you that mining and exploration companies in which the Company invests will be able to continue to compete successfully or that future developments in the industry will not create additional competitive challenges.

Risks Associated with the Real Estate Business

General risks of investment in real estate projects. The economic success of an investment in the Company will depend in part upon the results of the operations of the properties it acquires, which will be subject to those risks typically associated with investment in real estate. Factors generally affecting the business of the Company might include, but are not limited to, any or all of the following: changing environmental regulations, adverse use of adjacent or neighboring real estate, changes in the demand for or supply of competing properties, local economic factors, which could result in the reduction of the fair market value of real property, uninsured losses, significant unforeseen changes in general or local economic conditions, inability of the Company to obtain any required entitlements for a reasonable cost or on reasonable conditions or within a reasonable time frame or at all, inability of the Company to obtain the services of appropriate consultants at the proposed cost, changes in legal requirements for any needed entitlements, problems caused by the presence of environmental hazards on a property, changes in federal or state regulations applicable to real property, failure of a lender to approve a loan on terms and conditions acceptable to the Company, lack of adequate availability of liability insurance or all-risk or other types of required insurance at a commercially-reasonable price, shortages or reductions in available energy, acts of God or other calamities.

In addition, fluctuations in occupancy rates, rent schedules, and operating expenses can adversely affect operating results or render the sale or refinancing of properties difficult or unattractive. No assurance can be given that certain assumptions as to the future levels of occupancy of any rental properties, or that future costs of operating such properties, will be accurate because such matters will depend on events and factors beyond the control of the Company. Such factors include, among others, the continued enforceability of tenant leases, vacancy rates for rental real property, financial resources of the tenants, rent levels and sales levels in the local areas of the properties, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for real estate assets, competition from similar real estate ventures, interest rates, real estate tax rates, governmental rules, regulations and fiscal policies, including the effects of inflation and enactment of unfavorable real estate, rent control, environmental or zoning laws, hazardous material laws, uninsured losses and other risks.

We face substantial competition from real estate agents, real estate investors, real estate development companies and investment funds. Many of our current and potential competitors have longer operating histories and financial and other resources substantially greater than those we possess. As a result, our competitors may be able to more efficiently locate real estate opportunities or more effectively analyze them, or to devote greater resources than we can. We may be competing for assets with entities that have substantial greater economic and personnel resources than the Company or better relationships with developers. These entities may also generally be able to accept more risk than the Company can manage. Competition may reduce the number of suitable prospective assets for the Fund and increase the bargaining power of developers seeking equity investments. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors. Such competition could adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to compete successfully with existing or new competitors.

There is limited liquidity in real estate investments, which could limit our flexibility. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of any property in which we invest when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws may impact our ability to sell a property, and accordingly could adversely affect our profitability.

Incomplete information on acquired properties. Although the Company expects to obtain and verify all material facts regarding any property that it seeks to acquire, it is possible that the Company will not discover certain material facts, because information presented by the seller may be prepared in an incomplete or misleading fashion, and the due diligence efforts of the Company may fail to uncover such facts. Only individuals who feel comfortable with making an investment in the Company knowing that such crucial information may be missing should consider becoming an investor in the Company.

There is a risk that inaccurate appraisals by the property owner’s lender and the Company’s lender could reduce the Company’s ability to become profitable. An appraisal, broker’s price opinion (“BPO”), or comparative market analysis (“CMA”) may be conducted in connection with the real estate identified by the Company, and in general, such appraisals, BPO or CMA represent the analysis and opinions of the respective appraisers or our own opinion in connection with such BPO or CMA at or before the time made, and are not guarantees of, and may not be indicative of, present or future value. There can be no assurance that another appraiser or initial formal appraisal would not arrive at a different valuation, even if such appraiser or initial formal appraisal used the same general approach to and same method of appraising the property. In addition, appraisals, BPOs and CMAs seek to establish the amount a typically motivated buyer would pay a typically motivated seller. There may be a disparity between the appraisal of the property owner’s lender and the BPO of our chosen lender, which such disparity could be significant. To the extent such disparity is greater than anticipated, our profitability from such a transaction would be affected, and losses could occur, which may adversely affect investors.

No audited results of acquisition assets. The Company may rely on unaudited financial information provided by the seller of any particular property. Thus, it is possible that information relied upon by the Company with respect to the acquisition of such a property may not be accurate.

The property manager may not successfully manage our properties. Property management services will either be provided internally by the Company or by one or more third party property management. There can be no assurance that such property manager(s), if any, or our internal personnel will be able to successfully manage our properties.

The Manager and any property manager(s) will receive compensation regardless of profitability. The Manager and any property manager(s) are entitled to receive certain significant fees and other compensation, payments and reimbursements regardless of whether the Company operates at a profit or a loss. See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS” below.

No environmental indemnity. Federal, state and local laws impose liability on a landowner for the release or the otherwise improper presence on the premises of hazardous materials or hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials or hazardous substances brought onto the property before it acquired title and for hazardous materials or hazardous substances that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials or hazardous substances are found within the real property underlying any property at any time, the Company could be held liable for cleanup costs, fines, penalties and other costs. If losses arise from hazardous substance contamination, which cannot be recovered from other responsible parties, the financial viability of any property may be materially and adversely affected.

Disposition of properties may not occur as projected. The Company anticipates that the properties that it acquires for purposes of resale (rather than hold and lease) will be resold within a 3 - 5 year period as management deems it in the best interest of the Company and its stakeholders. Nevertheless, it may not be possible to sell any particular property within that time frame, or at all. Such delays in disposing of properties could result in losses to the Company and the investors of this Offering. If a property is not sold as anticipated, the Company may have to attempt to refinance any loans/mortgages on any such properties. Based on historical interest rates, current interest rates are low and, as a result, it is likely that the interest rate that may be obtained upon refinancing will be higher than that of the loans. Fluctuations in the supply of money for such loans affect the availability and cost of loans, and the Company is unable to predict the effects of such fluctuations on the Company. Prevailing market conditions at the time the Company seeks to refinance a loan may make such loans difficult or costly to obtain. Such conditions may also adversely affect cash flow and/or profitability of the Company. Moreover, the Company offers no assurance that any disposition of any property will occur, or on terms favorable to the Company.

The Company may not realize profits on any rental, sale, or refinancing of any property. It is possible that the Company will not be profitable and the investors may not receive any returns at all. Many factors beyond the Company’s control affect the real estate market and could affect the Company’s ability to rent, sell, or refinance any of its acquired properties at the price, terms or within the time frame projected. These factors include environmental and/or engineering issues, adverse use of adjacent or neighboring real estate, ability to make improvements to such properties, property lease terms, changes in state or local tax rates and assessments, general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, the Company will have a limited ability to vary the Company’s response to changes in economic or other conditions. Further, before the Company can sell any property on the terms and conditions it wishes, it may be necessary to expend funds to correct defects or to make improvements. We may be unable to sell any property that it acquires for a profit. The inability to sell a property at the time and on the terms intended could limit the Company’s ability to become profitable or pay returns to its investors.

Federal, state and local regulations. There is a risk of a change in the current federal, state and local regulations as it may relate to the operations of the Company in the area of fuel or energy requirements or regulations, construction and building code regulations, approved property use, zoning and environmental regulations, among other regulations. Such changes could have a material adverse effect on the Company and its financial condition.

Risks Associated with Residential Housing

The value and operating fundamentals of residential housing in our markets may not improve. A substantial part of our business plan is based on our belief that the value and operating fundamentals of residential housing in our markets will improve significantly over the next several years. We cannot assure you as to whether, when or to what extent property values and operating fundamentals will improve. In addition, it is possible that our belief is incorrect and that the value and operating fundamentals of residential housing in our markets will not improve and may deteriorate.

When evaluating a property for acquisition, we will make a number of significant estimates and assumptions that may prove to be inaccurate. This could cause us to overpay for a property or incur restoration and marketing costs significantly in excess of our estimates. In determining whether a particular property meets our investment criteria, we will make a number of significant estimates and assumptions, including the amount of time it will take us to gain possession of the property, estimated restoration costs, the amount of time between acquiring the property and leasing it, and annual operating costs. These estimates and assumptions may prove to be inaccurate and cause us to overpay for properties or overvalue our properties. If we determine to make the estimates and assumptions used in evaluating potential properties for purchase more stringent, it would likely reduce the number of properties that we deem acceptable for purchase. Increases in the market prices for or decreases in the inventory of residential property in our markets could also reduce the number of properties that meet our investment criteria. These factors could adversely affect our ability to deploy the net proceeds from this Offering in accordance with our investment strategy.

Furthermore, we expect that there will be a significant degree of variability in the amount of time it takes us to gain possession of a property, the amount of restoration required at a property (if any), the quality of construction of a property, the desirability of a property’s location and other property-specific issues. Our success will depend, to a significant degree, on our ability to evaluate these factors and identify and acquire properties that can be rented and maintained at attractive yields, and/or sold at a profit. To the extent our evaluation of these factors or our assumptions are inaccurate, our investments may not meet our expectations.

In addition, the market and regulatory environments relating to residential property have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating a foreclosed property, which significantly increases the time period between the acquisition and leasing of a property. Such changes affect the accuracy of our assumptions and, in turn, may adversely affect us.

Our long-term growth may depend significantly upon future acquisitions of residential properties that meet our acquisition criteria. The acquisition of residential properties entails various risks, including the risks that we may overvalue a home, our homes may not perform as we expect, we may be unable to quickly and efficiently restore and lease our properties, our tenants may default and our cost estimates for restoring an acquired home may prove inaccurate. In addition, we cannot assure you of the continued availability of acquisition opportunities in our markets at attractive pricing levels.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue. Many of the expenses associated with our business, such as acquisition costs, restoration and maintenance costs, possible HOA fees, personal and real property taxes, insurance, compensation and other general expenses are fixed and would not necessarily decrease proportionally with any decrease in revenue. Our assets may also require a significant amount of ongoing capital expenditure. Our expenses, including capital expenditures, will be affected by, among other things, any inflationary increases, and cost increases may exceed the rate of inflation in any given period. Certain expenses incurred on a per-unit basis may be recurring in nature, such as possible HOA fees, taxes, insurance and restoration and maintenance costs, which may not decrease on a per-unit basis as our portfolio grows through additional property acquisitions. By contrast, our revenue is affected by many factors beyond our control, such as the availability and price of alternative rental housing and economic conditions in our markets. As a result, we may not be able to fully, or partially, offset any increase in our expenses with a corresponding increase in our revenues. In addition, state and local regulations may require us to maintain our properties, even if the cost of maintenance is greater than the value of the property or any potential benefit we may receive from renting the property.

Buying real estate assets at a discount may not result in obtaining the bottom of the market price. Acquired assets may continue to decline in value. Any need to liquidate prior to cost recovery or a sale without cost recovery could then result in a loss.

Limited representations and warranties. The sellers of the properties we acquire may make only limited or no representations and warranties regarding the condition of any such property, the status of leases, the presence of hazardous materials or hazardous substances within any such property, the status of governmental approvals and entitlements for any such property, or other matters adversely affecting the property that are discovered. The Company may not be able to pursue a claim for damages against a seller except in limited circumstances. The extent of damages that the Company may incur as a result of such matters cannot be predicted but potentially could result in a significant adverse effect on the value of any such property, and the financial condition of the Company.

Acquiring properties during periods when the residential home sector is experiencing substantial inflows of capital and intense competition may result in inflated purchase prices and increase the likelihood that our properties will not appreciate in value and may, instead, decrease in value. The allocation of substantial amounts of capital for investment in the residential home sector and significant competition for income producing real estate may inflate the purchase prices for such assets. To the extent we may purchase real estate in such an environment, it is possible that the value of our properties may not appreciate and may, instead, decrease in value, perhaps significantly, below the amount we paid for such properties. In addition to macroeconomic and local economic factors, technical factors, such as a decrease in the amount of capital allocated to the residential home sector and the number of investors participating in the sector, could cause the value of our properties to decline.

Mortgage loan modification programs and future legislative action may reduce the number of properties that meet our investment criteria. The U.S. government, through the Federal Reserve, the Federal Housing Administration and the Federal Deposit Insurance Corporation, has implemented a number of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures, including the Home Affordable Modification Program, which seeks to provide relief to homeowners whose mortgages are in or may be subject to foreclosure, and the Home Affordable Refinance Program, which allows certain borrowers who are underwater on their mortgage but current on their mortgage payments to refinance their loans. Several states, including states in which our current markets are located, have adopted or are considering similar legislation. These programs and other loss mitigation programs may involve, among other things, the modification or refinancing of mortgage loans or providing homeowners with additional relief from loan foreclosures. Such programs are intended to lead to fewer foreclosures and, if successful, may decrease the supply of properties that meet our investment criteria.

The pace of residential foreclosures is unpredictable and subject to numerous factors. In recent periods there has been a backlog of foreclosures, due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or the DOJ, the Department of Housing and Urban Development, or HUD, State Attorneys General, the office of the Comptroller of the Currency, or the OCC, and the Federal Reserve Board against mortgage servicers alleging wrongful foreclosure practices. Financial institutions have also been subjected to regulatory restrictions and limitations on foreclosure activity by the Federal Deposit Insurance Corporation. Legal claims brought or threatened by the DOJ, HUD and 49 State Attorneys General against the five largest residential mortgage servicers in the country were settled in 2012 for approximately $25 billion, and an enforcement action threatened by the OCC against ten residential mortgage servicers was settled in 2013 for approximately $8.5 billion. A portion of the funds from each settlement will be directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations. It is expected that the settlements will help many homeowners avoid foreclosures that would otherwise have occurred in the near-term. It is also possible that other residential mortgage servicing companies will agree to similar settlements. These developments will reduce the number of homes in the process of foreclosure and may decrease the supply of properties that meet our investment criteria.

In addition, the U.S. Congress and numerous state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, which supervises and enforces federal consumer protection laws as they apply to banks, credit unions and other financial companies, including mortgage servicers. It remains uncertain as to whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we would expect REO inventory levels to decline or to grow at a slower pace, which could make it more difficult to find target assets that fit our criteria at attractive prices and might constrain our growth or reduce our long-term profitability.

Claims of deficiencies in the foreclosure process may result in rescission of purchases of properties or reduce the supply of foreclosed properties available. We may seek to purchase properties in foreclosure. In such an event, allegations of deficiencies in foreclosure practices could result in claims challenging the validity of some foreclosures, potentially placing our claim of ownership to such properties at risk. We cannot be assured that our title insurance policies would provide protection in such instances or that such proceedings would not result in a complete dispossession of property from us without compensation.

Each state has its own laws governing the procedures to foreclose on mortgages and deeds of trust, and state laws generally require strict compliance with these laws in both judicial and non-judicial foreclosures. Recently, courts and administrative agencies have been more actively involved in enforcing state laws governing foreclosures, and, in some circumstances, have imposed new rules and requirements regarding foreclosures. Some courts have delayed or prohibited foreclosures based on alleged failures to comply with proper transfers of title, notice, identification of parties in interest, documentation and other legal requirements. The increase in the number of foreclosures since 2007 has led legislatures in many states to consider modifications to foreclosure laws to restrict and reduce foreclosures. For example, in 2012, California enacted a law imposing new limitations on foreclosures while a request for a loan modification is pending. Further, foreclosed owners and their legal representatives, including some prominent and well-financed legal firms, have brought litigation questioning the validity and finality of foreclosures that have already occurred. These developments may reduce, or slow the rate of growth in, the supply of foreclosed homes available to purchase. They may also call into question the validity of our title to homes acquired at foreclosure, or result in rescission rights or other borrower remedies, which could result in a loss of a property purchased by us that may not be covered by title insurance. This could result in an increase in litigation and property maintenance costs incurred with respect to properties obtained through foreclosure, or delays in stabilizing and leasing such properties promptly after acquisition.

Residential homes that are being sold through foreclosure or short-sales are subject to risks of theft, vandalism or other damage that could impair their value. When a residential home is put into foreclosure, due to a default by the homeowner on mortgage obligations, or a homeowner seeks a short sale, due to the value of the property being substantially below the outstanding principal balance of the mortgage, it is possible that the homeowner may cease to maintain the property adequately, or that the property may be abandoned by the homeowner and become susceptible to theft or vandalism. Lack of maintenance, theft and vandalism can substantially impair the value of the property. If we purchase multiple properties in foreclosure and are not able to inspect each property before closing or we are unable to resell the properties quickly after purchase and restoration, this would have a material adverse impact on our business and financial condition.

The costs and amount of time necessary to secure possession and control of a newly acquired property may exceed our assumptions, which would delay our receipt of revenue from, and return on, the property, if any. Upon acquiring a new property, we may have to evict occupants who are in unlawful possession before we can secure possession and control of the property. The holdover occupants may be the former owners or tenants of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming. If these costs and delays exceed our expectations, our financial performance may suffer because of the increased expenses incurred or the unexpected delays in turning the properties into revenue-producing rented homes.

We expect to depend on our tenants for a substantial portion of our revenues for our real estate investments. We expect that we will be dependent upon tenants for a substantial portion of our revenues. Our operating results and cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew their leases with us. Widespread lay-offs and other adverse changes in the economic conditions in our markets could result in substantial tenant defaults or non-renewals. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord at that property and may incur costs in protecting our investment and re-leasing the property. We may be unable to re-lease the property for the rent previously received.

We may be unable to renew leases and our occupancy rate could decline. We cannot assure you that tenants will renew their leases with us. If the rental rates for our properties decrease or our tenants do not renew their leases, our financial condition, results of operations, cash flow, cash available for distribution, and our ability to satisfy our debt service obligations, if any, could be materially adversely affected.

Some or all of our properties may become vacant either by a default of tenants under their leases or the expiration or termination of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution. In addition, the resale value of the property could be reduced because the market value of a particular property may deteriorate if it remains unoccupied for an extended period of time.

The large supply of residential properties becoming available for purchase as a result of the heavy volume of foreclosures, combined with historically low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential tenants. The large supply of foreclosed homes, along with the low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has made home ownership more affordable and more accessible for potential renters who have strong credit. The foregoing factors may encourage certain potential renters to purchase residences rather than lease them, thereby causing a decline in the number and quality of potential tenants available to us.

Risks Associated with Commercial Real Estate

Investments in industrial or other commercial properties involve certain risks in addition to those which exist for real estate properties generally (including certain environmental risks). The financial failure and resulting lease default of a tenant which occupies a material amount of space at a commercial property would cause a reduction in the cash flow to the Company. Moreover, such reduction could have the effect of decreasing the value of our assets. In the event of such a termination, there can be no assurance that the Company would be able to find a replacement tenant to occupy the space on similar terms, and it is probable that the costs incurred to renovate and prepare the space to meet the needs of a replacement tenant would be significant. It is also possible that such reductions in cash flow could result in the Company to default on a mortgage financing secured by a property. Industrial and commercial properties are also subject to competition from providers of similar or alternative space. Competitors may be able to supply space of similar or superior value at prices equal to or lower than those charged by the Company or the entity that owns the industrial or other commercial property. Such space is also subject to obsolescence as trends, styles, and technologies change, thereby requiring significant infusions of capital to remain competitive and viable in the marketplace.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue. Many of the expenses associated with our business, such as acquisition costs, construction, property management, and maintenance costs, personal and real property taxes, insurance, compensation, and other general expenses are fixed and would not necessarily decrease proportionally with any decrease in revenue. Our assets may also require a significant amount of ongoing capital expenditure. Our expenses, including capital expenditures, will be affected by, among other things, any inflationary increases, and cost increases may exceed the rate of inflation in any given period. Certain expenses incurred on a per-unit basis may be recurring in nature, such as taxes, insurance, property management, and maintenance costs, which may not decrease on a per-unit basis. By contrast, our revenue is affected by many factors beyond our control, such as the availability and price of alternative commercial and industrial space, and economic conditions in our markets. As a result, we may not be able to fully, or partially, offset any increase in our expenses with a corresponding increase in our revenues. In addition, state and local regulations may require us to maintain our properties, even if the cost of maintenance is greater than the value of the properties or any potential benefit we may receive from renting the properties.

The value and operating fundamentals of residential and commercial real estate in our markets may not improve. A substantial part of our business plan is based on our belief that the value and operating fundamentals of commercial real estate in our markets will improve significantly over the next several years. We cannot assure you as to whether, when or to what extent property values and operating fundamentals will improve. In addition, it is possible that our belief is incorrect and that the value and operating fundamentals of commercial real estate in our markets will not improve and may deteriorate.

It is possible that current trends in the commercial real estate market will not continue. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase undervalued commercial real estate assets and convert them to productive uses, the supply of commercial real estate rental properties will decrease and the competition for properties will intensify.

When evaluating a property for acquisition, we will make a number of significant estimates and assumptions that may prove to be inaccurate. This could cause us to overpay for a property or incur development and construction costs significantly in excess of our estimates. In determining whether a property meets our investment criteria, we will make a number of significant estimates and assumptions, including the amount of time it will take us to gain possession of the property, estimated construction costs, the amount of time between acquiring the property and leasing or reselling it, annual operating costs, rental rates, and tenant default rates. These estimates and assumptions may prove to be inaccurate and cause us to overpay for the property or overvalue the property.

Furthermore, we expect that there will be a significant degree of variability in the amount of time it takes us to gain possession of the property, the amount of construction required at the property (if any), the quality of construction of the property, the desirability of the property’s location and other property-specific issues. Our success will depend, to a significant degree, on our ability to evaluate these factors and that we have correctly identifies the property as one that can be rented and maintained at attractive yields, and/or sold at a profit. To the extent our evaluation of these factors or our assumptions are inaccurate, our investment may not meet our expectations.

In addition, the market and regulatory environments relating to commercial property have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of commercial tenants now wait for an eviction notice or eviction proceedings to commence before vacating a foreclosed property, which significantly increases the time period between the acquisition and leasing of a property. Such changes affect the accuracy of our assumptions and, in turn, may adversely affect us.

Buying real estate assets at a discount may not result in obtaining the bottom of the market price. Acquired assets may decline in value. Any need to liquidate prior to cost recovery or a sale without cost recovery could then result in a loss.

Limited representations and warranties. The sellers of a property may make only limited or no representations and warranties regarding the condition of a property, the status of leases, the presence of hazardous materials or hazardous substances within the property, the status of governmental approvals and entitlements for a property, or other matters adversely affecting a property that are discovered. The Company may not be able to pursue a claim for damages against a seller except in limited circumstances. The extent of damages that the Company may incur as a result of such matters cannot be predicted but potentially could result in a significant adverse effect on the value of the property, and the financial condition of the Company.

Acquiring a property during a period when the residential and commercial real estate sector is experiencing substantial inflows of capital and intense competition may result in an inflated purchase price and increase the likelihood that a property will not appreciate in value and may, instead, decrease in value. The allocation of substantial amounts of capital for investment in the commercial/industrial real estate sector and significant competition for income producing real estate may inflate the purchase prices for such assets. To the extent we may purchase a property in such an environment, it is possible that the value of the property may not appreciate and may, instead, decrease in value, perhaps significantly, below the amount we paid for the property. In addition to macroeconomic and local economic factors, technical factors, such as a decrease in the amount of capital allocated to the commercial/industrial real estate sector and the number of investors participating in the sector, could cause the value of the property to decline.

The costs and amount of time necessary to secure possession and control of a newly acquired property may exceed our assumptions, which would delay our receipt of revenue from, and return on, the property, if any. Upon acquiring a property, we may have to evict occupants who are in unlawful possession before we can secure possession and control of the property. The holdover occupants may be the former owners or tenants of the property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming. If these costs and delays exceed our expectations, our financial performance may suffer because of the increased expenses incurred or the unexpected delays in turning the property into viable resale property.

Long-term leases may not result in fair market lease rates over time; therefore, our income and cash available for distribution to our investors, if any, could be lower than if we did not enter into long-term leases. As part of our planned business operations, we expect to enter into long-term leases with individual tenants utilizing third-party property management services. If we do not accurately judge the potential for increases in market rental rates, the rent under our long-term leases may be significantly less than then-current market rental rates, even after contractual rental increases and applicable percentage rents. Further, we may have no ability to terminate those leases or to adjust the rent to then-current market rates. As a result, our revenues and cash available for distribution to our investors, if any, could be lower than if we did not enter into long-term leases of properties.

We may rely on information supplied by prospective tenants in managing our real estate investments. We may rely on information supplied to us by prospective tenants in their rental applications to make leasing decisions, and we cannot be certain that this information will be accurate. In particular, we may rely on information submitted by prospective tenants regarding financial condition, credit worthiness, and other factors. If tenant-supplied information is inaccurate or our tenants’ creditworthiness declines over time, we may make poor leasing or underwriting decisions and our portfolio may contain more credit risk than we believe. Moreover, when we purchase a property subject to existing leases, we may not be able to collect any information on tenant creditworthiness in connection with such purchases.

We expect to depend on our tenants for a substantial portion of our revenues. We expect that we will be dependent upon tenants for a substantial portion of our revenues. Our operating results and cash available for distribution would be adversely affected if our tenants were unable to meet their lease obligations or failed to renew their leases with us. Widespread lay-offs and other adverse changes in the economic conditions in our markets could result in substantial tenant defaults or non-renewals. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord at any given property and may incur costs in protecting our investment and re-leasing the property. We may be unable to re-lease the property for the rent previously received.

We may be unable to renew leases and our occupancy rate could decline. We cannot assure you that we will be able to attract tenants, or that any future tenant will renew its lease with us. If the rental rates for a property decreases or our tenants do not renew their leases, our financial condition, results of operations, cash flow, cash available for distribution, and our ability to satisfy our debt service obligations, if any, could be materially adversely affected.

A property may become vacant either by a default of tenants under their leases or the expiration or termination of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution. In addition, the resale value of a property could be reduced because the market value of a property may deteriorate if it remains unoccupied for an extended period of time.

Risks Associated with the Merchant Cash Advance Business

The Company's investments relating to the merchant cash advance business involves lending funds to merchant cash advance businesses. Accordingly, such businesses have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for merchant cash advance businesses by potential customers, higher default rates by future customers, or slower rates of receiving cash advance income from third-party debtors. If any merchant cash advance businesses’ future receivables are lower than the Company projected, collection of the merchant cash advance businesses’ income will take longer than projected, which could result in a loss of income to the Company.

The Company will also bear a loss of income if the customer fails to generate future business sufficient to deliver the total amount of cash advance income the merchant cash advance businesses expect. If a customer defaults on a cash advance, the cash advance enters a collections process where systems and collections teams initiate contact with the customer for payments owed. If a cash advance contract is subsequently charged off, the merchant cash advance business will generally sell the contract to a third-party collection agency and receive only a small fraction of the remaining amount payable to that merchant cash advance business in exchange for the sale. There can be no assurance that economic conditions, demand for cash advances, or default rates by customers will remain favorable for the merchant cash advance businesses, which will ultimately affect the Company’s business. Reduced demand for cash advances would negatively impact merchant cash advance businesses growth and revenue, while increased default rates by cash advance customers may inhibit merchant cash advance businesses’ access to capital and negatively impact profitability. Furthermore, if an insufficient number of qualified small businesses apply for the cash advances, merchant cash advance businesses and the Company’s growth and revenue could decline.

The Company's business may be adversely affected by disruptions in the credit markets, including reduced access to credit. The Company is reliant on debtor’s ability to access credit. Merchant cash advance businesses depend, at least in part, on debt facilities and other forms of debt in order to finance a portion, if not all, of the cash advances they make to their customers. However, merchant cash advance businesses cannot guarantee that these financing sources will continue to be available beyond the current maturity date of each debt facility, on reasonable terms, or at all. As the volume of cash advances made by the merchant cash advance businesses increases, it may become necessary to expand their borrowing capacity on existing debt facilities and other debt arrangements or the addition of new sources of capital. The availability of these financing sources depends on many factors, some of which are outside of merchant cash advance businesses’ and therefore the Company’s control. Merchant cash advance businesses may also experience the occurrence of events of default or breaches of financial or performance covenants under its debt agreements, which could reduce or terminate its access to institutional funding.

If customers provide information to merchant cash advance businesses that is incorrect or fraudulent, merchant cash advance businesses may misjudge a customer's qualification to receive a cash advance and as a result, their operating results as well as ours may be harmed. Merchant cash advance businesses’ decisions are based partly on information provided by their applicants. To the extent that these applicants provide information in a manner that merchant cash advance businesses are unable to verify, it may not be able to accurately determine the associated risk. Inaccurate analysis of credit data that could result from false cash advance application information could harm various merchant cash advance businesses’ reputation, business and operating results. This would have a knock-on effect on the Company’s own ability to conduct business operations.

While merchant cash advance businesses intend to use identity and fraud checks analyzing data provided by external databases to authenticate each customer's identity, there is a risk that these checks could fail, and fraud may occur. Merchant cash advance businesses may not be able to recoup funds underlying cash advances made in connection with inaccurate statements, omissions of fact or fraud, in which case its revenue, operating results and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impact operating results, brand and reputation, and require merchant cash advance businesses to take steps to reduce fraud risk, which could increase their costs. This may, in turn, put the Company at greater risk to recoup loans made to such merchant cash advance businesses.

Inability to effectively forecast loss rates may negatively impact operating results. In making a decision whether to enter into a cash advance agreement with prospective customers, merchant cash advance businesses rely on an evaluation process. If this system fails to adequately predict the projected income of potential customers, or if any information pertaining to the prospective customer is false, inaccurate, or incomplete, and the system fails to detect such falsities, inaccuracies, or incompleteness, or any or all of the other components of the decision process described herein fails, the merchant cash advance businesses may experience higher than forecasted losses which may result in the Company’s own inability to recoup loans made to those merchant cash advance businesses.

The Company's risk management efforts may not be effective. The Company could incur substantial losses and its business operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets and liabilities. A failure on the Company's or the Manager’s part to accurately identify the creditworthiness and potential risks of potential customers could result in higher risk than anticipated. The Company's risk management policies, procedures, and techniques may not be sufficient to identify all of the risks it is exposed to, mitigate the risks that it has identified or identify concentrations of risk or additional risks to which it may become subject in the future.

Allowance for losses are determined based upon both objective and subjective factors and may not be adequate to absorb losses. Customers may fail to deliver cash advance income in full. Merchant cash advance businesses maintain a reserve for such losses by establishing an allowance for losses, the increase of which results in a charge to its earnings as a provision for losses. We have established an evaluation process designed to determine the adequacy of those allowances for losses. While this evaluation process will use historical and other objective information, the forecasts and establishment of losses are also dependent on our subjective assessment based upon our experience and judgment. Actual losses are difficult to forecast, especially if such losses stem from factors beyond historical experience. As a result, there can be no assurance that the merchant cash advance businesses’ allowance for losses will be comparable to that of traditional banks subject to regulatory oversight or sufficient to absorb losses or prevent a material adverse effect on business, financial condition, and results of operations.

An increase in customer default rates may reduce overall profitability. Customer default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual customers. In particular, loss rates on cash advances may increase due to general economic and business factors such as prevailing interest and rates, the rate of unemployment, the level of consumer and business confidence, commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer and business spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. If customer default rates increase beyond forecast levels, this will harm merchant cash advance businesses reputation, operating results, and profitability, which will ultimately affect the Company’s own business operations and investors may lose all or part of their investment.

Investors have risks from inflation and from deflation. As a result of inflation, there has been a history of increasing taxes, energy and labor costs, and other operating and capital expenses. If the revenues generated by operations are not sufficient to pay fixed obligations, merchant cash advance businesses may attempt to increase rates on cash advance income in addition to attempting to reduce operating expenses. However, competition may preclude such increases. On the other hand, deflation is likely to cause rates to decrease faster than expenses decrease. Inflation or deflation could have a material adverse effect on merchant cash advance businesses and the Company's business, results of operations, and financial condition.

Capital expenditures may be greater than predicted. Capital expenditures are difficult to predict. There can be no assurance that any working capital reserve or other funds available will be sufficient to meet substantial capital expenditure requirements that might occur from time to time. Both anticipated and unanticipated expenditures may decrease the funds available to make loans to merchant cash advance businesses, pay expenses, and make distributions.

Determination by a legislative or judicial body that a cash advance is a loan, rather than a sale, will adversely affect the merchant cash advance business and Company's business. Currently, the merchant cash advance business structures its cash advances as sales, rather than loans. This allows merchant cash advance businesses to avoid applying for and complying with a commercial lending license. Additionally, state usury laws are often, if not always, inapplicable. However, if a legislative or judicial body determines that the merchant cash advances are loans or should be treated as loans, the merchant cash advance business could be found to be in violation of state and federal lending regulations. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to the merchant cash advance business reputation, which could have a material adverse effect on its business and financial condition.

A proceeding relating to one or more allegations or findings of the merchant cash advance business violation of such laws could result in modifications in its methods of doing business or could impair its ability to collect cash advance income or could result in the requirement that merchant cash advance businesses pay damages and/or cancel the balance of cash advance income associated with such violation. The Company cannot assure you that such claims will not be asserted against merchant cash advance businesses in the future.

New regulations could affect the Company's operating results. The merchant cash advance industry faces potential regulation from the U.S. Department of Treasury. With the growing emergence of merchant cash advance providers and concerns raised by small business advocacy groups, the U.S. Department of Treasury (the “Treasury”) released a statement outlining its objectives regarding small business financing, calling for more robust small business borrower protections and effective oversight, with commentators arguing that small businesses should receive enhanced protections. The statement also details the Treasury’s desire to expand small business access to capital through partnerships between traditional and non-traditional lenders. The Treasury highlights two possible types of partnerships: (i) a referral partnership in which merchants that are unable to meet certain criteria or seeking products not offered by their financial institution are directed to a merchant cash advance provider or other alternative financing provider and (ii) co-branded or white-label partnerships, where financial institutions contract with non-traditional lenders to integrate technology services.

The legal requirements applicable to both non-traditional and traditional financing institutions may vary depending on the type of partnership. These laws may include consumer protection statutes and regulations, anti-money laundering regulations, and fair lending requirements, in addition to relevant state laws or regulations. Before engaging in these partnerships, traditional financiers may request all transactions be monitored by the institutions’ prudential regulator to the extent and merchant cash advance provider is performing functions on behalf of the financial institution. An increasing number of partnerships may cause the Treasury to re-examine registration requirements for non-traditional financing lenders, including merchant cash advance providers.

Due diligence in merchant cash advance transactions is not as stringent as that of traditional loans, which presents a greater risk of fraud and inaccurate valuations. The required information to be provided by a merchant for a merchant cash advance is less stringent and differs from that provided for traditional capital advances and loans from institutional lenders, giving rise to numerous risks. These risks include, but are not limited to, a Funder receiving fraudulent or inaccurate financial data from a merchant, entering into a transaction with a merchant who has historical and/or current credit related issues, and facing market shifts which may outdate the market research a funder uses to create its approval methodology. Although the Uniform Commercial Code governs merchant cash advance transactions as commercial transactions and provides for certain legal protections, the lack of collateral required in merchant cash advance transactions presents a risk of total and unrecoverable loss.

Merchant cash advance businesses may be unable to collect cash advance income on the cash advances made to customers. Our debtors will rely on unaffiliated banks and service providers for the Automated Clearing House (“ACH”) transaction process used to disburse the proceeds of newly originated advances to its customers and to automatically collect scheduled payments on the advances. Because merchant cash advance businesses are not a bank, they do not have the ability to directly access the ACH payment network and must therefore rely on an FDIC-insured depository institution to process the transactions, including daily payments. Although merchant cash advance businesses build redundancies between these banks and service providers, if they cannot continue to obtain such services from its then-current institutions or elsewhere, or if merchant cash advance businesses cannot transition to another processor quickly, their ability to process payments will suffer. If the merchant cash advance businesses fail to adequately collect cash advance income as a result of the loss of direct debiting or otherwise, then payments to those merchant cash advance businesses may be delayed or reduced and its revenue and operating results will be harmed. This will have a direct impact on the Company’s own ability to retrieve loans made to merchant cash advance businesses

Failure to continue to innovate and respond to evolving technological changes may reduce demand for cash advances. The cash advance industry is characterized by rapidly evolving technology and frequent product introductions. Merchant cash advance businesses rely on technology to make its platform available to customers, determine the creditworthiness of cash advance applicants, and service the cash advances it makes to customers. In addition, merchant cash advance businesses may increasingly rely on technological innovation as it introduces new products, expands its current products into new markets, and continues to streamline the cash advance process. The process of developing new technologies and products is complex and if merchant cash advance businesses are unable to successfully innovate and deliver a superior customer experience, customers' demand for the merchant cash advances may decrease and the merchant cash advance business and ultimately the Company’s growth and operations may be harmed.

The merchant cash advance business is subject to the risks of earthquakes, fire, power outages, flood, pandemic, and other catastrophic events, and to interruption by man-made problems such as terrorism. Events beyond the Company and/or Manager’s control may damage ability to accept its customers' applications, issue cash advances, maintain its platform or perform its servicing obligations. In addition, these catastrophic events may negatively affect customers' demand for merchant cash advances and/or ability to take credit card payments in order to deliver merchants cash advance income. Such events include, but are not limited to, power outages, fires, earthquakes, terrorist attacks, natural disasters, pandemics, computer viruses, and telecommunications failures. Despite any precautions taken, system interruptions and delays could occur if there is a natural disaster, if a third-party provider closes a facility we use without adequate notice for financial or other reasons, or if there are other unanticipated problems at the merchant cash advance businesses’ leased facilities. As merchant cash advance businesses rely heavily on their servers, computer and communications systems and the Internet to conduct business and provide high-quality customer service, such disruptions could harm the merchant cash advance businesses ability to run its business and cause lengthy delays which could harm its business, results of operations, and financial condition. The merchant cash advance business interruption insurance may not be sufficient to compensate it for losses that may result from interruptions in its service as a result of system failures. A system outage or data loss could harm the merchant cash advance businesses, financial condition, and results of operations.

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights. In the processing of consumer transactions, merchant cash advance businesses may receive, transmit and store personally identifiable information and other user data. There are federal, state and international laws regarding privacy and the storage, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Merchant cash advance businesses and the Company could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect the merchant cash advance business, financial condition and results of operations.

The merchant cash advance business may also become exposed to potential liabilities as a result of differing views on the privacy of the consumer and other user data collected by us. Merchant cash advance businesses’ failure or the failure of the various third-party vendors and service providers with which merchant cash advance businesses may do business to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage merchant cash advance businesses’ reputation, discourage potential customers from applying for merchant cash advances, and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect the merchant cash advance business and Company’s, financial condition and results of operations.

The value of our portfolio is subject to credit and financing risks. There are two components to financing risk. The first component is the impact on our portfolio resulting from changes in the cost of financing. The portfolio may be adversely affected by an increase in funding costs. The second component is lender risk or the risk that credit conditions or lender terms change, causing a credit squeeze. To the extent we utilize outside financing, a sudden, significant change in financing terms may adversely impact the value of our portfolio.

Other General Risks

The Company’s success depends on the Manager’s ability to implement its investment strategy. No assurance can be given that the investment strategies to be used by the Company will be successful under all or any market conditions. The Company may increase its cash position to up to 100% of its assets when the Manager deems it prudent to do so or when a defensive position is warranted in light of market conditions. During such times, interest income will increase and may constitute a large portion of the Company’s return and the Company will not participate in market advances or declines to the extent that it would have if it had remained fully invested.

A potential investor in the Company should note that the prices of some of the instruments in which the Company invests may be unavailable. Market movements are difficult to predict and are influenced by, among other things, government trade, fiscal, monetary and exchange control programs and policies; changing supply and demand relationships; national and international political and economic events; changes in interest rates; and the inherent volatility of the marketplace. Futures contracts may also be influenced by, among other things: agricultural and commercial trade programs and policies, weather and other natural occurring phenomena, and prevailing psychological characteristics of the marketplace. In addition, governments from time to time intervene, directly and by regulation, in certain markets, often with the intent to influence prices directly. The effects of governmental intervention may be particularly significant at certain times in the financial and currency markets, and such intervention (as well as other factors) may cause these markets and related investments to move rapidly.

Overall market, industry or economic conditions, which the Manager cannot predict or control, may have a material effect on performance. The value of those instruments in which the Company invests, and the risks associated therewith may vary in response to events that affect such markets and that are beyond the control of the Company. Market disruptions such as those that occurred during October of 1987, after the terrorist attacks of September 11, 2001, during the 2008-09 financial crisis, the current COVID-19 pandemic, and other disasters and/or acts of god could have a material adverse effect on general economic conditions and market liquidity which could result in substantial losses to the Company.

There is no guarantee that exchanges and markets can at all times provide continuously liquid markets in which the Company can close out its positions in those instruments that the Company purchases that are publicly traded. The Company could experience delays and may be unable to sell instruments purchased through a broker or clearing member that has become insolvent due to the deterioration of industry conditions in general. In that event, positions could also be closed out fully or partially without the Company’s consent.

The investments we make involve a high risk of loss of capital. The Manager believes that the Company’s investment program and its research and risk management techniques moderate this risk through the careful selection of investments across a range of opportunities within the mining industry. No guarantee or representation is made that the Company’s investment program will be successful, and investment results may vary substantially over time.

Risks Associated with an Investment in Securities

Best efforts offering. This Offering is being made on a “best efforts” basis with no minimum number of Units required to be sold. As subscriptions are accepted (and any required rescission periods expire), the subscription funds will be available for use by the Company immediately for its intended use of proceeds. Subscriptions are irrevocable (after expiration of any rescission period) and subscribers will not have the opportunity to have their funds returned notwithstanding any future lack of success in recruiting other investors. Accordingly, initial subscribers will necessarily have a greater degree of risk. The Company has not engaged the services of a placement agent or underwriter with respect to the Offering, and will offer the Units through its managers and executive officers at its discretion. Nevertheless, the Company may seek to elect, at its discretion, to engage the services of a qualified broker-dealer or outside salesperson in connection with the Offering.

There is no minimum capitalization for this offering and investors’ subscription funds will be used by us as soon as they are received. There is no minimum capitalization required in this Offering. There is no assurance that all or a significant number of Units may be sold in this Offering. We will use investors’ subscription funds as soon as they are received. If only small portions of the Units are placed, then the Company may not have sufficient capital to operate. There is no assurance that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, the Company’s plans would need to be scaled down, and this would have a material adverse effect on the Company’s business.

Units are not guaranteed and could become worthless. The Units are not guaranteed or insured by any government agency or by any private party. The amount of earnings is not guaranteed and can vary with market conditions. The return of all or any portion of capital invested in the Units is not guaranteed, and the Units could become worthless.

If the Company incurs debt, there may be risks associated with such borrowing. If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Future capital needs. The Company believes that the net proceeds of the Offering of the Units will be sufficient to fund the implementation of the Company’s business plan, operations and growth for the foreseeable future, assuming that it sells all 5,000 Units offered hereby and that year one revenue forecasts are substantially achieved. Nevertheless, in the event additional capital is required, no assurance can be given that additional financing will be available at all or on terms favorable to the Company. If adequate funds were not available to satisfy either short or long-term capital requirements, the Company would be required to limit its operations significantly and could be unable to continue in business, with a resulting loss of all or part of investments made by the Company’s investors.

The Company may become subject to SEC reporting and required to register under the Investment Company Act of 1940. The Company’s operations are similar to an investment company as defined under the Investment Company Act, because the Company engages in the business of purchasing securities for investment. The Company is currently not required to register under the Investment Company Act due to an exemption for an entity which is beneficially owned by not more than one hundred (100) persons and which does not intend to make any public offering of its securities. Accordingly, the provisions and extensive regulations of the Investment Company Act, which might otherwise govern the activities of the Company, will not be applicable.

The Offering price is arbitrary. The price of the Units and the underlying securities offered has been arbitrarily established by the Company, without considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The price of the Units and underlying securities bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Additional unforeseen risks. In addition to the risks described in this section, “RISK FACTORS,” and elsewhere in this Offering Circular, other risks not presently foreseeable could negatively impact our business, could disrupt our operations and could cause the Company to fail. Ultimately, each investor in the Units bears the risk of a complete and total loss of his/her/its investment.

FORWARD-LOOKING STATEMENTS

This Memorandum and the exhibits attached hereto include “forward-looking statements” within the meaning of the Securities Act of 1933, as amended. All statements other than statements of historical fact are forward-looking statements.

Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the

Company’s ability to raise sufficient working capital to carry out the business plans, the long-term efficacy of the business plans, the ability to protect its intellectual property, and general economic conditions.

Although we believe that in making such forward-looking statements, expectations are based upon reasonable assumptions; such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

When used in this Memorandum, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “RISK FACTORS” and elsewhere in this Memorandum.

You should read these statements carefully because they discuss the Company’s expectations about its future performance, contain projections of its future operating results or its future financial condition, or state other “forward-looking” information. Before you invest in the Units, you should be aware that the occurrence of any of the contingent factors described under “RISK FACTORS” could substantially harm the business, results of operations and financial condition. Upon the occurrence of any of these events, you could lose all or part of your investment.

We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this Memorandum after the date of this Memorandum.

PLAN OF DISTRIBUTION

The proposed offering will begin as soon as practicable after this Offering Statement and its Offering Circular has been qualified by the Securities and Exchange Commission. This offering will terminate when all the Units offered are sold or one-year from the date of qualification.

We expect to commence the sale of our Units as of the date on which the offering statement, of which this offering circular is a part, is declared qualified by the United States Securities and Exchange Commission. The Company may enter into a contract with a third-party provider as its platform for the Offering and the officers and directors of the Company may also directly sell the Units in compliance with Exchange Act Rule 240.3a4-1.

We may engage a member of the Financial Industry Regulatory Authority, or FINRA, as our dealer-manager to offer our Units to prospective investors on a best efforts basis, and our dealer-manager will have the right to engage such other FINRA member firms as it determines to assist in the offering. We have not yet engaged any FINRA members and, if we do, after this offering is qualified, we will file a post-qualification amendment disclosing the change in our plan of distribution.

If we engage a Dealer-Manager, we anticipate paying selling commissions of ten percent (10%) of the offering proceeds, which it may re-allow and pay to participating broker-dealers, who sell Units. Our Dealer-Manager may also sell Units as part of the selling group, thereby becoming entitled to retain a greater portion of the ten percent (10%) selling commissions. Any portion of the ten percent (10%) selling commissions retained by the Dealer-Manager would be included within the amount of selling commissions payable by us and not in addition thereto. Again, should this occur, we will file a post-qualification amendment disclosing the specific terms of such engagement and into a Dealer-Manager Agreement, which will be filed with the SEC as an exhibit to the Offering Statement.

Process of Subscribing

You will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Units in this offering, you should complete the following steps:

1.Go to the company’s page at _________ and click on the “Invest Now” button;

2.Complete the online investment form;

3.Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified account;

4.Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Potential investors will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. The Manager, or its designated agent, will generally review all Subscription Agreements on the same day, but not later than the day after the submission of the subscription agreement and receipt of an investor’s funds, and will not instruct the Escrow Agent to release an investor’s funds, until the investor has provided all required information.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from us, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event we receive oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, we have not set a maximum period of time to decide whether to accept or reject a subscription.

If a subscription is rejected, or the Manager or its designated agent receives a request from us or the investor to cancel the subscription prior to the applicable Closing, as soon as the funds invested have cleared the bank, [the Manager]  or its designated agent will process the cancelation, and the funds will generally be returned within 10 business days, without deduction or interest.

Upon acceptance of a subscription, we will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, we will instruct our transfer agent to issue Shares to the investor. The transfer agent will notify an investor when Units are ready to be issued and the transfer agent has set up an account for the investor.

Investor Suitability Standards

The investor agrees to provide any additional documentation the Company or its designated agent may reasonably request, including documentation as may be required by Company to form a reasonable basis that the Investor qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Investor meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Units are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Investor Shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our Investor Shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Investor Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, and in compliance with those requirements set forth at 17 CFR § 230.255(b) (relating to solicitations of interest and other communications), we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the investments offered, these materials will not give a complete understanding of this offering, us or the investments offered and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

Other than in the United States, no action has been taken by the Company that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such offer or solicitation is unlawful.

USE OF PROCEEDS

The net proceeds to the Company from the sale of all 5,000 Units offered hereby, after deducting legal fees, filing fees, and other offering expenses (not including potential broker fees) of up to an estimated amount of $75,000, are estimated to be $49,925,000.

The principal use of proceeds is subject to the broad discretion of management, but is expected to include investment in companies operating in the mining industry; general and administrative expenses; working capital requirements; and other general corporate purposes. Expenses will be borne by the Company without impact on investors’ original investment at maturity or interest payments due.

The following table reflects our estimated anticipated use of proceeds:

Category	Estimated Dollar Amount	Percentage of Total Proceeds
Legal and other Misc. Offering Costs	$ 75,000.00	0.150%
Investments	$49,397,500.00	98.80%
Working Capital ,General and Administration	$ 27,500.00	1.060%
TOTAL	$50,000,000.00	100.000%

Assuming the Company sells the full 5,000 Units offered hereby, the Company believes that the net proceeds from the Units offering will be sufficient to fund the Company’s operations for at least 12 months. If the Company sells less than the full number of Units offered hereby, the Company may need to raise additional capital sooner than expected. In addition, the Company expects that it may require significant additional capital in the future to fund operations and growth. There can be no assurance that the Company will be able to obtain additional capital, or on terms agreeable to the Company.

The Company’s use of proceeds may differ materially from the foregoing as a result of changing conditions and as deemed appropriate in the absolute discretion of management. Therefore, we reserve broad discretion in the use of proceeds and the right to alter the use of proceeds of this Offering without notice in the interest of the Company and its stakeholders.

DESCRIPTION OF THE BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including “RISK FACTORS,” “USE OF PROCEEDS,” ”MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Overview of the Business

Omni Diversified Fund II, LLC will make investments in companies operating in the following areas (a) mining and precious metals, (b) residential, mixed-use and commercial real estate, and (c) merchant cash advances. The Fund will seek to provide investors with an effective annualized return of 9% from the activities of the Fund.

The Company is managed by the Manager. As of December 31, 2020, the Company has no employees.

The Company cannot assure Unit Holders that the Company will attain these objectives or that the value of the Company’s assets will not decrease. Furthermore, within the investment objectives and policies, the Manager has substantial discretion with respect to the selection of specific investments and the purchase and sale of the Company’s assets, both from Affiliates and non-affiliates. The Manager will review investment policies periodically to determine whether the investment policies continue to be in the best interests of members.

Strategy to Achieve Company Investment Objectives

The Company will endeavor to produce risk adjusted returns by investing in a range of companies operating in the following areas (a) mining and precious metals, (b) residential, mixed-use and commercial real estate, and (c) merchant cash advance that the Company believes are fundamentally sound and present income and/or growth opportunities. We may not be able to promptly invest the net proceeds of this offering. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments are not anticipated to earn as high of a return as we expect to earn on our real estate investments. The Company may also take any action incidental and conducive to the furtherance of the aforementioned purposes.

The Company selects its investment following completion of due diligence based on the type of investment

Mining and Precious Metals

The Company’s evaluation of potential mining, mineral and precious metal investments typically includes, but is not limited to, the following:

•Reviews and appraisals of independent experts regarding:

oAn independent market value determination of the mining asset under consideration, including:

▪A review of the past and current uses of the subject property;

▪Uses of subject property:

•Physically Possible

•Legally Permissible

•Financially Feasible

•Maximally Productive

▪Geological report;

▪Valuation and valuation methodology.

▪Permits, zoning, licensing and environmental issues.

•An evaluation of the qualifications and experience of potential business partners.

•Corporate and business due diligence.

•And such other information as management deems necessary and appropriate based on the nature of the potential investment.

Real Estate

The Company’s evaluation of potential real estate transactions typically includes, but is not limited to, the following:

•Valuation of the property based on appraisals or BPOs.

•Evaluation of the related real estate market and local/regional economy.

•If applicable, an evaluation of the rent rolls for residential or commercial properties with tenants.

•Evaluation of the property exit strategy, including, as applicable, renovation costs, development costs, tenant roll-rates and economic forecasts.

Merchant Cash Advances

The Company’s evaluation of potential merchant cash advance transactions typically includes, but is not limited to, an evaluation of the transaction counterparty; including:

•Financial review;

•Access to capital;

•Anti-fraud protections;

•Type of business; and

•Concentration risk, if applicable.

THERE IS NO GUARANTEE THAT THE COMPANY WILL INVEST IN ANY PARTICULAR PROJECT OR OPPORTUNITY. FOR ANY NUMBER OF REASONS, THE COMPANY MAY OPT AGAINST PURSUING ANY PARTICULAR OPPORTUNITY.

DESCRIPTION OF THE COMPANY’S PROPERTY

The Company’s currently leases its executive offices located at 5260 Merrick Road, Massapequa, New York 11758. The Company does not own or lease any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the Company’s financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this Offering Circular. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “RISK FACTORS,” “FORWARD LOOKING INFORMATION” and in other parts of this Offering Circular.

General

We are a newly organized Delaware limited liability company formed to acquire and manage a diversified portfolio of investments in companies operating in the following areas (a) mining and precious metals, (b) residential, mixed-use and commercial real estate, and (c) merchant cash advances . The Company is a manager-managed limited liability company. The Company’s sole Manager is Omni Diversified Fund II Manager LLC, a Delaware limited liability company formed on May 21, 2020. As our Manager, it is responsible for directing the management of our business and affairs, managing our day-to-day operations, implementing our investment strategy, and manage our portfolio of investments.

Results of Operations

As a newly formed company the Company has no operating results to report.

Liquidity and Capital Resources

To follow

Plan of Operations

Our Manager has the authority to make decisions regarding our investments subject to the limitations in our Operating Agreement. As described above, under “THE BUSINESS”, the Company makes its investment decisions following completion of due diligence. Based upon the completion of its due diligence, the Company has identified several potential investments in the in the mineral and mining area in the form of coal, limestone and rare elements mines as well as a property in Texas that will be developed as a cement dust kiln factory.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The Manager is accountable to the Company and must exercise good faith and integrity in handling Company affairs. There are no family relationships. The Manager is managed by its two members, Vincent J. Camarda and James E. McArthur. Mr. Camarda holds a 90% equity interest in the Manager and Mr. McArthur holds a 10% equity interest in the Manager. The Manager is authorized to direct all operations and actions of the Company.

Name	Position	Start of Employment or Term of Office	Approximate hours per week for part-time employees
Vincent J. Camarda	Chief Executive Officer	May 21, 2020	Varies
James E. McArthur	President	May 21, 2020	Varies

Vincent J. Camarda, Chief Executive Officer

Vincent J. Camarda is a CERTIFIED FINANCIAL PLANNER™. Mr. Camarda has been helping people pursue their financial goals since 1994. Mr. Camarda began his career in financial services in 1994 as a Financial Advisor with American Express Financial Advisors, Inc. He quickly ascended the ranks of American Express, having achieved the designation of Master Advisor by 1995, Gold Financial Advisor by 1996, and Platinum Financial Advisor by 1997. In 1997, he obtained his CFP® certification and was appointed to the President’s Advisory Council, an elite group of advisors consisting of the top 1% of the 13,000 American Express Advisors across the country.

Over the years, Mr. Camarda’s business grew by referrals from his clients. By 2003, he was the #2 producing advisor in the country with American Express Financial Advisors. His accomplishments in building a referral-based business set him apart at American Express, having received the greatest number of referrals as compared to the other 13,000 advisors across the country. In 2005, Mr. Camarda moved on from American Express and established his own independent investment management firm.

Mr. Camarda received his B.B.A in Accounting from Hofstra University. In addition, he holds FINRA Series 7, 63, 66 securities registrations. He is also a licensed insurance agent. Mr. Camarda lives on Long Island and has three children Andrew, Gregory, and Morgan who are the most important part of his life.

Mr. Camarda is the Chairman and Chief Executive Officer of A.G. Morgan Financial Advisors, LLC.

James E. McArthur, President

James E. McArthur began his career in financial services in 1996 as a Financial Advisor with Prudential Financial. He became the Director of Training for the Western Division of AXA Distributors in 2000. He has also been nationally ranked in the top 10 percentile of Sales Managers with MetLife Securities and Prudential Financial. Mr. McArthur was appointed to Executive Council in 2007, which consists of the Top 25 Sales Managers in the Nation. He holds his FINRA Series 7, 6, 63 securities registrations. Mr. McArthur is also a licensed insurance agent. Mr. McArthur lives on Long Island with his wife and three children.

Mr. McArthur is the president of A.G. Morgan Financial Advisors, LLC.

Board of Advisors

The Company may also seek to establish a board of advisors, which would include one or more highly qualified business and industry professionals. The board of advisors will advise management in making appropriate decisions and taking effective action. However, the board of advisors will not be responsible for management decisions and has no legal or fiduciary responsibility to the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

There may be accrued compensation that is due certain members of our management team. The Manager may be entitled to reimbursement of expenses incurred while conducting Company business. Each member of our management team may also be a shareholder in the Company and as such may also share in the profits of the Company to the extent the membership interests owned and held by such member allows for accrual and distribution of profits when and if revenues are disbursed. Management reserves the right to reasonably increase their compensation assuming the business is performing profitably, and Company revenues are growing on schedule in accordance with the Company’s operating agreement.

Compensation to the Manager

The Manager will receive compensation for its service to the Company in the form of pro rata distributions and/or a percentage of proceeds from this Offering.

Name	Position	Cash Compensation	Bonus	Options	All Other Compensation
Vincent J. Camarda	CEO				Pro rata distributions from the Manager
James E. McArthur	President				Pro rata distributions from the Manager

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

	Membership Interests	Percentage Prior to Offering
Omni Diversified Fund II Manager LLC(1)	100	100%
Vincent J. Camarda(2)	0	0%
James E. McArthur(3)	0	0%
All Managers and Officers as a group.	100	100%

(1)Sole Manager.

(2)Vincent J. Camarda is the Chief Executive Officer of the Company and a managing member of the Manager who holds a 90% equity ownership interest in the Manager.

(3)James E. McArthur is the President of the Company and a managing member of the Manager who holds a 10% equity ownership interest in the Manager.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Certain Transactions

The Company is a newly formed entity and as such has engaged in limited transactions.  To date, the Company has not engaged in any transaction with a director, officer or securityholder of the Company.

Management of the Company

The Company’s Manager and advisors devote only such time to our operations as they, in their sole discretion, deem necessary to help carry out our operations effectively. The Company’s manager and advisors may work on other projects, and conflicts of interest may arise in allocating management time, services or functions among affiliates.

Conflicts of Interest

Potential conflicts of interest may arise in the course of our operations involving affiliate companies, as well as their interests in other potential unrelated activities. Accordingly, in addition to such potential conflicts of interest noted herein and under “Management of the Company” above, other conflicts of interest may exist or may arise in the future. The Company does not have any formally documented procedures to identify, analyze or monitor conflicts of interest.

SECURITIES BEING OFFERED

General

The Units are debt securities and do not entitle the Unit owner to exercise any voting authority over the Company. The Company's equity securities consist of membership interests and are not offered hereby.

The Units

Each Unit will consist of one $10,000 principal amount 6-month auto-renewable 9% promissory note. Each promissory note is an unsecured debt security with a principal amount face value of $10,000 with a 9% annualized interest rate that matures in 6 months, subject to auto renewal unless and until the holder provides the Company prior written notice of their intent not renew (the “Notes”). The minimum subscription by an investor is one Unit ($10,000 minimum investment).

The Notes

The Notes are unsecured and will have an annual rate of return of 9% percent, simple interest, over the term thereof, with a maturity date of 6 months from date of issuance this Note, subject to automatic renewal and extension for subsequent 6-month terms unless and until the holder provides prior written notice of their intent not renew (the “Maturity Date”). The Holder will be entitled to receive interest accrued at an annual rate of 9% of the principal amount of the Notes held, to be paid out whenever funds are legally available and when and as declared by the Company’s officer(s) and/or manager(s). The Company may pay interest in cash or capitalize interest to principal, on a monthly basis. The Notes being offered by the Company are not secured. Interest shall accrue annually and be based on the commencement date of the Note. The entire principal shall be due and payable to the Holder no later than the Maturity Date. The Company may at any time or from time to time make a voluntary prepayment, whether in full or in part, of this Note, without premium or penalty.

Interest on the Notes will be computed on a basis of a 360-day year comprised of twelve 30-day months. Interest will begin to accrue on the tenth (10th) day or twenty-fifth (25th) day of each month depending upon the Date of Acceptance (i.e. the date on which payment for the Note was received, processed and by the Company).

If the Date of Acceptance occurs on the sixteenth (16th) day of the month through the last day of the month, interest will begin to accrue on the tenth (10th) day of the following month and payments of interest only will be due and payable on the seventeenth (17th) day of the following month and each month thereafter until maturity. For example, if the Date of Acceptance for a completed subscription of $100,000 is February 22nd, interest would begin to accrue on March 10th and the payment of interest would be due and payable on April 17th.

If the Date of Acceptance occurs from the first (1st) day of the month through the fifteenth (15th) day of the month, interest will begin to accrue on the twenty-fifth (25th) day of such month and payment of interest only will be due and payable on the second (2nd) day of the following second month and each month thereafter until maturity. For example, if the Date of Acceptance for a completed subscription for $100,000 on February 10th, interest would begin to accrue on February 25th and the payment of interest would be due and payable on April 2nd.

The Company may at any time or from time to time make a voluntary prepayment, plus any accrued interest at a prorated rate, whether in full or in part, of the Notes, without premium or penalty. No interest shall accrue past the date of a pre-payment in full of any such Note.

Events of Default under the Notes

A default under the Notes shall be defined as one or more of the following events (“Event of Default”) occurring and continuing:

(a)The Company shall fail to pay any interest and/or principal payments on the Notes when due and declared payable by the Company for a period of thirty (30) days after notice of such default has been sent by the Holder to the Company.

(b)The Company shall dissolve or terminate the existence of the Company.

(c)The Company shall file a petition in bankruptcy, make an assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver for all or substantially all of its property, or a petition for the appointment of a receiver shall be filed against the Company and remain unstayed for at least ninety (90) days.

Upon the occurrence of an Event of Default, the Holder of the Notes may, by written notice to the Company, declare the unpaid principal amount and all accrued and unpaid interest of the Notes immediately due and payable.

TAX TREATMENT OF COMPANY AND ITS GROWTH SUBSIDIARIES

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company, but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

Taxation of Undistributed Fund Income (Individual Investor)

Under the laws pertaining to federal income taxation of Partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his or her federal income tax return, for his/her distribute share of Fund income, gains, losses, deductions and credits, whether or not any actual distribution is made to such Member during a taxable year. Each individual Member may deduct his/her distribute share of Fund losses, if any, to the extent of the tax basis of his Interests at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the Member as it was for the Company.

Since individual Members will be required to include Fund income in their personal income without regard to whether there are distributions of Fund income, such investors may become liable for federal and state income taxes on Fund income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company informational tax return for such persons to prepare their individual federal, state, and local tax returns. The Company informational tax returns will be prepared by certified public accountants selected by the Manager.

Unrelated Business Taxable Income

Interests may be offered and sold to certain tax exempt entities (such as qualified pension or profit sharing plans) that otherwise meet the investor suitability standards described elsewhere in this Offering Circular (See “INVESTOR SUITABILITY STANDARDS”). Such tax exempt entities generally do not pay federal income taxes on their income unless they are engaged in business which generates unrelated business taxable income, as the term is defined by Section 512(a)(1) of the Code.

Under the Code, tax exempt purchasers of Interests may be deemed to be engaged in an unrelated trade or business by reason of rental or capital gains income earned by the Company Although rental and capital gains income (which will constitute the primary sources of Fund income) ordinarily do not constitute unrelated business taxable income, this exclusion does not apply to the extent of interest income, which is derived from debt financed property.

To increase Fund profits or increase Fund liquidity, the Manager may borrow funds in order to develop, build and acquire properties. This leveraging of the Company new property portfolio will constitute an investment in debt financed property, which will be unrelated business income taxable to ERISA Plans. Unrelated business income is taxable only to the extent such income from all sources exceeds $1,000 per year. The resulting tax, known as UBIT or Unrelated Business Income Tax is imposed based on the income tax brackets that apply to trusts. Such brackets are high, and can quickly approach 0% (before taking state and local income taxes into account) on fairly small amounts of income (i.e. net income over $12,400). The remainder of a tax exempt investors income will continue to be exempt from federal income taxes to the extent it complies with other applicable provisions of law, and the mere receipt of unrelated business income  will not otherwise affect the qualification of an IRA or ERISA plan under the Code. The Manager does anticipate that the Company will earn income, based on its acquisition of leveraged rental properties (where applicable) that might be treated as UBIT and therefore subject to UBIT.

The trustee of any trust that purchases Interests in the Company should consult with his tax advisors regarding the requirements for exemption from federal income taxation and the consequences of failing to meet such requirements, in addition to carefully considering his fiduciary responsibilities with respect to such matters as investment diversification and the prudence of particular investments.

SUMMARY OF OPERATING AGREEMENT

Manager-Managed

The Company’s limited liability company operating agreement (the “Operating Agreement”) provides for the sole authority to manage the Company to reside with one or more managers. Moreover, the Operating Agreement does not require annual meetings of the members.

The Manager of the Company is currently in place, and a Manager may only be removed by the majority vote of the voting members at a special meeting called for such purpose in accordance with the Operating Agreement.

Each member’s and Manager’s liability for the debts and obligations of the Company shall be limited as set forth in our Operating Agreement, the Delaware Limited Liability Company Act, and other applicable law. All distributions, except in the case of dissolution or liquidation, will be in the sole discretion of the Manager, subject to the provisions of our Operating Agreement and the Delaware Limited Liability Company Act.

Duties of the Manager to the Company

Duty of Care and the ‘Business Judgment Rule’

Just as officers and directors of corporations owe a fiduciary duty to their shareholders, the Manager are required to perform their duties with the care, skill, diligence, and prudence of like persons in like positions. The Manager will be required to make decisions employing the diligence, care, and skill an ordinary prudent person would exercise in the management of their own affairs. The “business judgment rule” should be the standard applied when determining what constitutes care, skill, diligence, and prudence of like persons in like positions.

Duty of Disclosure

The Manager has an affirmative duty to disclose material facts to the members. Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. The Manager must not make any untrue statements to the members and must not omit disclosing any material facts to the members.

Duty of Loyalty

The Manager has a duty to avoid undisclosed conflicts of interest. Before raising money from members, the Manager must disclose any conflicts that may exist between the investment interests of such Manager and the investment interests of the Company or any of the individual Members.

Indemnification by Company

Our Operating Agreement provides for indemnification of Manager and officers to the fullest extent permitted under the Delaware Limited Liability Company Act (the “Act”), as follows:

To the fullest extent permitted by the Act, the Company shall indemnify each Manager and member and make advances for expenses to each Manager and member arising from any loss, cost, expense, damage, claim or demand, in connection with the Company, the Manager’s or member’s status as a Manager or member of the Company, the Manager’s or member’s participation in the management, business and affairs of the Company or such Manager’s or member’s activities on behalf of the Company. To the fullest extent permitted by the Act, the Company shall also indemnify its officers, employees and other agents who are not Managers or members arising from any loss, cost, expense, damage, claim or demand in connection with the Company, any such person’s participation in the business and affairs of the Company or such person’s activities on behalf of the Company.

Limitation of Liability

The Operating Agreement provides that our management will not be liable for actions taken by them in good faith in furtherance of our business, and will be entitled to be indemnified by us in such cases. Therefore, our members may have a more limited right against the management, their affiliates and their respective related parties than they would have absent such limitations in the Operating Agreement. In addition, indemnification of the management, their affiliates and their respective related parties could deplete our assets possibly resulting in loss by the Unit holders of a portion or all of their investment.

Not a Complete Description

The foregoing description of the Company’s Operating Agreement should in no way be relied upon as complete, and it is qualified in its entirety by the actual Operating Agreement of the Company.

All Interest holders are entitled to the benefit of, are bound by, and are deemed to have notice of, the provisions of the Offering Circular, the Company’s Operating Agreement, and the Company’s certificate of formation (the “Certificate of Formation”).

Nothing in this Offering Circular purports to be and should not be construed as a complete description of the Operating Agreement or Certificate of Formation of the Company, copies of which may be furnished on request made to the Company at its principal office.

LEGAL PROCEEDINGS

Neither the Company itself, the Manager, or any of their respective employees, officers, directors, managers, or members is currently engaged in any material legal proceedings.

Neither the Company itself, the Manager, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Fund, current the subject of any investigation or proceedings by any governmental authorities.

OFFERING PRICE FACTORS

The offering price of the securities to which the Offering Circular relates has been arbitrarily established by the Company and does not necessarily bear any specific relation to the assets, book value or potential earnings of the Company or any other recognized criteria of value. Our Units have not been traded or quoted on any exchange or quotation system. There is no public market in which shareholders may sell their securities, and there can be no assurance given that such a market will ever develop. The securities offered hereby are restricted and the investors’ rights to sell or transfer their interests are severely limited.

LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Weingold Law, PLLC, 312 11th Avenue, Nio.21L, New York, NY 10001.

OTHER MATTERS

Certain Transactions

Other Contemporaneous and Subsequent Offering Transactions

In the future, the Company may authorize and sell additional membership interests or debt securities, or even one or more series of membership interests or debt securities not yet designated. The Manager has sole authority, in accordance with the provisions of our Operating Agreement, to determine the terms and conditions of any debt or equity securities.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

OMNI DIVERSIFIED FUND II, LLC

5260 Merrick Road

Massapequa, New York 11758

(516) 798-1100

Within 120 days after the end of each fiscal year we will provide to our shareholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.

We also maintain a website at www.___________, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.

INDEX TO FINANCIAL STATEMENTS OF OMNI DIVERSIFIED FUND II, LLC

Interim Balance Sheet

Interim Statement of Operations

Statement of Members’ Equity

Interim Statement of Cash Flow